Exhibit 10.17

ACCOUNT PURCHASE AGREEMENT

This Account Purchase Agreement, dated as of February 29, 2012, is entered into between Wells Fargo Bank, National Association (together with its participants, successors and assigns, “WFB”), and Tulsa Inspection Resources, Inc., an Oklahoma corporation (the “Customer”).

RECITALS

(A)         WFCFCC and each Subsidiary Customer are parties to the Subsidiary Account Purchase Agreement;

(B)         WFB and the Customer desire to enter into this Agreement in connection with the Subsidiary Account Purchase Agreement;

In consideration of the premises set out in the Recitals, and the mutual covenants herein, WFB and the Customer agree as follows:

Article 1.
Purpose of Agreement

1.01        Purpose of Agreement. The Customer desires to sell, transfer and assign to WFB all of the Customer’s right, title and interest in certain of its Accounts, all Related Rights with respect thereto and all proceeds of such Accounts and Related Rights and WFB desires to purchase all of the Customer’s right, title and interest in such Accounts, all Related Rights with respect thereto and all proceeds of such Accounts and Related Rights on the terms and conditions set forth herein. Except as provided herein, the purchase of Accounts and Related Rights hereunder shall be on a full recourse basis and shall be on a non-notification of assignment basis. The purpose of this Agreement is commercial in nature and not for household, family or personal use. For all tax, accounting and legal purposes, the purchase of Accounts and Related Rights hereunder is intended to be a true sale of such Accounts and Related Rights and not a loan. The Customer acknowledges and agrees that WFB has not made any representation or warranty concerning the tax, accounting or legal characteristics of the transaction set forth herein and in the Related Documents and that the Customer has obtained and relied upon such tax, accounting and legal advice from its own experts concerning such transaction as it deems appropriate.

1.02        Currency Equivalency for Certain Contractual Purposes. For the exclusive purposes of calculating the Facility Maximum, the Subsidiary Customers’ Facility Maximum (as defined in the Subsidiary Account Purchase Agreement) and the Aggregate Facilities’ Maximum pursuant to this Agreement or the Subsidiary Account Purchase Agreement, as applicable, and no other purpose, C$1.00 shall be considered and deemed equal to US$1.00.

1.03        Facility Limit and Sublimit. WFB and the Customer confirm their agreement that the Aggregate Facilities’ Maximum shall not, at any time, exceed $25,000,000 and that the Subsidiary Customers’ Facility Maximum (as defined in the Subsidiary Account Purchase Agreement) shall not, at any time, exceed $7,500,000.

Article 2.
Definitions

Terms not otherwise defined in this Agreement have the following definitions:

2.01        “Acceptable Account” means an Account, which (a) conforms to the representations, warranties and terms set forth herein and (b) is not an Unacceptable Account.

2.02        “Account” means any right of payment of the net amount for goods sold or leased and delivered or services rendered in the ordinary course of the Customer’s business which is not evidenced by an instrument or chattel paper.

2.03        “Account Debtor” means the Customer’s customer or any other Person owing money to the Customer with respect to an Account.

2.04        “Advance” means with respect to a given Purchased Account an amount equal to 90% of the gross face amount of such Purchased Account on the date of its purchase hereunder less stated trade discounts offered by the Customer to the Account Debtor, freight fees, allowances, finance charges, service charges and sales and excise taxes.  This percentage may be adjusted by WFB at any time at WFB’s sole discretion.

2.05        “Affiliate” means (a) any Person that directly, or indirectly through one or more intermediaries, controls another Person (as used in this Section 2.05, a “Controlling Person”) or (b) any Person which is controlled by or is under common control with a Controlling Person.  As used herein, the term “control” means possession, directly or indirectly, of the power to vote ten percent (10%) or more of any class of voting securities of a Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

2.06        “Aggregate Facilities’ Maximum” means $25,000,000, which amount may be reduced by WFB in its sole discretion.

2.07        “Agreement” means this Account Purchase Agreement.

2.08        “Applicable Law” means (a) any domestic or foreign statute, law (including common), treaty, code, ordinance, rule, regulation, restriction or by-law; (b) any judgment, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, guideline or directive; or (d) any franchise, license, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, in each case binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of such Person and in each case whether or not having the force of law, but if not having the force of law, compliance with which is reasonable and customary by those to whom it applies.

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2.09       “Assignment and Schedule of Accounts” means the Assignment and Schedule of Accounts, a form of which is attached hereto as Exhibit A, as the same may be revised from time to time by WFB in its sole discretion.

2.10       “Bankruptcy Code” means the United States Bankruptcy Code, Title 11 United States Code.

2.11       “Business Day” means a day on which the Federal Reserve Bank of New York is open for business.

2.12       “C$” means lawful currency of Canada.

2.13       “CEO®” shall have the meaning given to such term in Section 3.10(b).

2.14       “Change of Control” means the occurrence of any of the following events:

(a)          Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) who does not have an ownership interest in the Customer on the Closing Date is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that any such Person, entity or group will be deemed to have “beneficial ownership” of all securities that such Person, entity or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the voting power of all classes of ownership of the Customer; or

(b)          During any consecutive two (2) year period, individuals who at the beginning of such period constituted the board of directors of the Customer (together with any new directors whose election to such board of directors, or whose nomination for election by the shareholders of the Customer, was approved by a vote of at least two-thirds (2/3) of the directors then in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Customer then in office.

2.15       “Closing Date” means February 29, 2012.

2.16       “Code” means the Internal Revenue Code of 1986 and regulations issued from time to time thereunder.

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2.17       “Collateral” means all of the following property whether owned or existing at the date hereof or hereafter created or acquired or arising, or in which the Customer at the date hereof has or hereafter acquires any right, and wheresoever located:  (a) all Accounts and all of the Related Rights, including as set forth in Section 7.01 the Purchased Accounts and the Related Rights with respect thereto; (b) all of the Customer’s monies and other things of value contained in the Collected Reserve Account; (c) all chattel paper (including electronic chattel paper); (d) all commercial tort claims; (e) all documents (including warehouse receipts, bills of lading, and other documents of title); (f) all inventory; (g) all Equipment and goods; (h) all instruments; (i) all general intangibles (including (i) payment intangibles, (ii) intellectual property and (iii) all other choses in action, causes of action, actions, suits, and other legal proceedings of any kind); (j) all of the Customer’s employee lists to the extent such employees are servicing the Account Debtors; (k) all of the Customer’s Account Debtors lists; (l) all investment property; (m) all letters of credit and letter of credit rights; (n) all supporting obligations; (o) all of the Customer’s deposit accounts, blocked accounts, lockbox accounts or collateral accounts established with or for the benefit of WFB, and all items, monies and other things of value in any deposit account or any lockbox established with or for the benefit of WFB; (p) all Records and all other tangible and electronic books and records (including all mail and electronic mail); (q) all amendments, modifications, products, replacements, and substitutions to any of the foregoing; (r) in the case of all goods previously set forth in this Section 2.17, all accessions; (s) all accessories, attachments, parts, Equipment and repairs at the date hereof or hereafter attached or affixed to or used in connection with any goods previously set forth in this Section 2.17; (t) all warehouse receipts, bills of lading and other documents of title at the date hereof or hereafter covering any goods previously set forth in this Section 2.17; (u) all collateral subject to the Lien of any Related Document; (v) all money and other assets of the Customer that at the date hereof or hereafter come into the possession, custody, or control of WFB; and (w) all proceeds (including cash, insurance and condemnation proceeds) of, and all substitutions and replacements for, and all products of, any of the foregoing.

2.18       “Collected Reserve Account” means the internal general ledger account to and from which credits, debits and disbursements will be made from time to time in accordance with this Agreement.

2.19       “Commercial Dispute” means any dispute or claim in any respect (including any alleged dispute as to price, invoice terms, quantity, quality, rebates, discounts, the underlying goods or services or late delivery, any withholding, and claims of release from liability, warranty claims, counterclaims or any alleged claims of deduction, offset, defense or counterclaim or otherwise) arising out of or in connection with a Purchased Account, any Related Rights with respect thereto or any other transaction related thereto, which dispute relates to a Purchased Account or any Related Rights.

2.20       “Credit and Collection Policy” means the Customer’s credit, collection and administration policies and procedures relating to the Accounts (including the Purchased Accounts) and the Related Rights with respect to the Accounts, as approved by WFB and as attached hereto as Exhibit B, as such policies and procedures may be amended in compliance with Section 6.03.

2.21       “Equipment” shall have the meaning given to such term in the Uniform Commercial Code.

2.22       “ERISA” means the Employee Retirement Income Security Act of 1974.

2.23       “Event of Termination” shall have the meaning set forth in Section 9.01.

2.24       “Facilities” means this Agreement and the Subsidiary Account Purchase Agreement.

2.25       “Facility Fee” shall have the meaning set forth in Section 3.08(a).

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2.26       “Facility Maximum” means, at any time, subject to the availability of Acceptable Accounts and the exercise of WFB’s discretion as provided herein, the Aggregate Facilities’ Maximum less the aggregate outstanding amount of Advances (as defined in the Subsidiary Account Purchase Agreement) made under the Subsidiary Account Purchase Agreement.

2.27       “Final Termination Date” shall have the meaning set forth in Section 11.26.

2.28       “First Priority Collateral” means all of the following property whether owned or existing at the date hereof or hereafter created or acquired or arising, or in which the Customer at the date hereof has or hereafter acquires any right, and wheresoever located: (a) all Accounts and all of the Related Rights, the Purchased Accounts and the Related Rights with respect thereto; (b) all of the Customer’s monies and other things of value contained in the Collected Reserve Account; (c) all chattel paper (including electronic chattel paper) solely to the extent evidencing, arising out of or related to any Account or Related Right; (d) all commercial tort claims solely to the extent related to or arising from any Account or Related Right; (e) all documents (including warehouse receipts, bills of lading, and other documents of title) solely to the extent related to or arising from any Account or Related Right; (f) all Equipment and goods solely to the extent related to any Account or Related Right; (g) all instruments solely to the extent evidencing, arising out of or related to any Account or Related Right; (h) all general intangibles (including (i) payment intangibles, (ii) intellectual property and (iii) all other choses in action, causes of action, actions, suits, and other legal proceedings of any kind) solely to the extent related to or arising from any Account or Related Right; (i) all of the Customer’s employee lists solely to the extent such employees are servicing the Account Debtors; (j) all of the Customer’s Account Debtors lists; (k) all investment property solely to the extent evidencing, arising out of or related to any Account or Related Right; (l) all letters of credit and letter of credit rights solely to the extent evidencing, arising out of or related to any Account or Related Right; (m) all supporting obligations solely to the extent related to or arising from any Account or Related Right; (n) all of the Customer’s deposit accounts, blocked accounts, lockbox accounts or collateral accounts established with or for the benefit of WFB, and all items, monies and other things of value in any deposit account or any lockbox established with or for the benefit of WFB, solely to the extent constituting proceeds of or otherwise arising out of any Account or Related Right or any other First Priority Collateral; (o) all Records and all other tangible and electronic books and records pertaining to any of the foregoing (including all mail and electronic mail); (p) all amendments, modifications, products, replacements, and substitutions to any of the foregoing; (q) in the case of all goods previously set forth in this Section 2.28, all accessions; (r) all accessories, attachments, parts, Equipment and repairs at the date hereof or hereafter attached or affixed to or used in connection with any goods previously set forth in this Section 2.28; (s) all warehouse receipts, bills of lading and other documents of title at the date hereof or hereafter covering any goods previously set forth in this Section 2.28; (t) all collateral subject to the Lien of any Related Document that constitutes a Related Right; (u) all money and other assets of the Customer that at the date hereof or hereafter come into the possession, custody, or control of WFB solely to the extent constituting proceeds of or otherwise arising out of any Account or Related Right or any other First Priority Collateral; and (v) all proceeds (including cash, insurance and condemnation proceeds) of, and all substitutions and replacements for, and all products of, any of the foregoing.

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2.29       “Former Plan” means any employee benefit plan in respect of which the Customer or a Subsidiary has engaged in a transaction described in Section 4069 or Section 4212(c) of ERISA.

2.30       “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether federal, provincial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

2.31       “Guarantor” means any Person at the date hereof or in the future who agrees to guaranty the obligations of the Customer to WFB or who executes a validity guaranty or corporate guarantee in favor of WFB.

2.32       “Guaranty” means any guaranty of the obligations of the Customer to WFB or any corporate guarantee or any validity guaranty executed by a Guarantor in favor of WFB.

2.33       “Indemnified Liabilities” shall have the meaning set forth in Section 11.07(a).

2.34       “Indemnitees” shall have the meaning set forth in Section 11.07(a).

2.35       “Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

2.36       “Insolvency Proceeding” means, with respect to a Person, any proceeding seeking to adjudicate such Person as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, or any proceeding seeking the entry of an order for relief by the appointment of a receiver, trustee, custodian or similar official for such Person or a substantial part of its property.

2.37       “Intercreditor Agreement” shall have the meaning set forth in Section 11.28.

2.38       “LIBOR” means, as of a selected date, the rate per annum (rounded upward, if necessary, to the nearest whole 1/16th of one percent) determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

“Base LIBOR” means the rate per annum for United States Dollar deposits quoted by WFB for the purpose of calculating the effective floating interest rate for loans that reference Daily Three Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for three (3) month delivery of funds in amounts approximately equal to the principal amount of such loans.

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(a)          “Daily Three Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a three (3) month period. When interest is determined in relation to Daily Three Month LIBOR, each change in the interest rate shall become effective each Business Day that WFB determines that Daily Three Month LIBOR has changed.

(b)          “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by WFB for expected changes in such reserve percentage during the term hereof.

The Customer understands and agrees that WFB may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as WFB in its discretion deems appropriate, including the rate offered for U.S. Dollar deposits on the London Inter-Bank Market. WFB’s determination of LIBOR shall be conclusive, absent manifest error.

2.39       “Lien” means any security interest, assignment (whether absolute or by way of security), mortgage, deed of trust, pledge, lien (statutory or otherwise), charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any property of a Person, whether at the date hereof owned or subsequently acquired and whether arising by agreement or operation of law.

2.40       “Material Adverse Effect” means any effect upon the business, operations, property or financial or other condition of the Customer which, in the determination of WFB in its Permitted Discretion, materially adversely affects (a) the interest of WFB in the Purchased Accounts, the Related Rights with respect thereto or the Collateral, (b) the collectibility and enforceability of the Purchased Accounts, the Related Rights with respect thereto or the Collateral or WFB’s rights thereunder or (c) the ability of the Customer to perform its obligations under this Agreement or any of the Related Documents.

2.41       “Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

2.42       “OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

2.43       “Other Taxes” shall have the meaning set forth in Section 11.20(b).

2.44       “Participant” shall have the meaning set forth in Section 11.02.

2.45       “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

2.46       “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

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2.47       “PEP” means (a) any current or former Senior Foreign Political Figure or (b) any such person’s “immediate family” and “close associates” as such terms are defined in the Bank Secrecy Act Anti-Money Laundering Examination Manual, published at http://www.ffiec.gov/bsa_aml_infobase/pages_manual/OLM_087.htm, as the same may be replaced or updated from time to time.

2.48       “Permitted Discretion” shall mean, as used in this Agreement with reference to WFB, a determination made in good faith in the exercise of WFB’s reasonable business judgment based on how a purchaser of accounts receivable (a factor) with similar rights providing a facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

2.49       “Permitted Lien” and “Permitted Liens” shall have the meaning set forth in Section 6.12.

2.50       “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision of a governmental entity.

2.51       “Plan” means, at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Customer or a Subsidiary is an “employer” as defined in Section 3(5) of ERISA.

2.52       “Purchase Limit” means the limit WFB sets from time to time in its sole discretion establishing the maximum aggregate gross face amount of Purchased Accounts owed by a particular Account Debtor which is approved to be outstanding at any given time.

2.53        “Purchase Price” means, for any Purchased Account and the Related Rights with respect thereto, an amount equal to the gross face amount of such Account less (i) the WFB Discount with respect to such Account, (ii) any fees, expenses or charges owed to WFB with respect to such Account, and (iii) the amount of any trade discounts, credits or allowances, or any other reductions or adjustments to such Account taken by the Account Debtor owing such Purchased Account.

2.54       “Purchased Account” and “Purchased Accounts” shall have the meanings set forth in Section 3.01(a).

2.55        “Records” means all tangible and electronic books, records, reports and other documents and information (including hard copies of all data maintained in databases of the Customer on tapes, disks and punch cards) maintained in respect of the Purchased Accounts, the Related Rights with respect thereto, the Collateral and the Account Debtors.

2.56       “Refinanced” means, in respect of any indebtedness, to refinance, replace or repay, or to issue other indebtedness, in exchange or replacement for, such indebtedness. “Refinance” and “Refinancing” shall have correlative meanings.

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2.57       “Related Document” means any agreement, document, exhibit, notice or other written communication to which the Customer is a party or which has at any time been delivered by or on behalf of the Customer to WFB or WFCFCC in connection with this Agreement, including each Guaranty and each agreement, instrument and document related thereto.

2.58       “Related Rights” means, with respect to an Account, all rights with respect to such Account, including each of the following, in each case, whether presently existing or hereafter arising, at the date hereof owned or hereafter acquired: (a) all rights under any acknowledgment or confirmation by the Account Debtor or other obligor owing such Account, (b) all choses in action, rights and causes of action, actions, suits, and other legal proceedings of any kind (including all rights of stoppage in transit, replevin, repossession, reclamation, setoff, detinue, repurchase and all other rights of action of a consignor, consignee, unpaid vendor, mechanic, artisan or other lienor) solely to the extent accrued or to accrue on such Account, including full power to collect, sue for, compromise, assign, in whole or in part, or in any other manner enforce collection thereof in the name of the Customer or otherwise, (c) all right, title and interest of the Customer in, to and under the Records maintained in respect of such Account, the Related Security with respect to such Account, and all agreements, documents or instruments solely to the extent evidencing, relating to or arising from such Account and the proceeds thereof, and all deposits and other security solely to the extent securing the obligation of any Person under, relating to or arising from such Account, (d) all chattel paper (including electronic chattel paper) solely to the extent evidencing, arising from or related to such Account, (e) all documents (including warehouse receipts, bills of lading, and other documents of title) solely to the extent evidencing, related to or arising from such Account, (f) all instruments and all general intangibles (including (i) payment intangibles and (ii) intellectual property) solely to the extent evidencing, arising from or related to such Account, (g) all supporting obligations solely to the extent related to or arising from such Account and (h) all amendments, modifications, products, replacements, and substitutions to any of the foregoing and all proceeds of the foregoing in any form; provided, that the Customer is authorized to maintain a copy of all of the above items.

2.59       “Related Security” means, with respect to the Accounts, (a) all Liens, and all property subject thereto, from time to time purporting to secure payment of any Account, including any security deposit, whether pursuant to any related agreement or otherwise; (b) all of the Customer’s right, title and interest in, to and under all guarantees, indemnities, letters of credit, insurance policies (and proceeds and premium refunds thereof) and other agreements or arrangements of whatsoever character from time to time supporting or securing payment of any Account, whether pursuant to the related agreement or otherwise; (c) all related Records; and (d) all proceeds of or relating to the foregoing and any Account.

2.60       “Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

2.61       “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 2615 or any successor regulation thereto.

2.62       “Repurchase Price” means, as determined at the date of repurchase of a Purchased Account and the Related Rights with respect thereto, the sum of (a) the Advance made with respect to such Purchased Account and the Related Rights with respect thereto, less (b) all collections, in good funds, on such Purchased Account up to the amount of the Advance made with respect to such Purchased Account and the Related Rights with respect thereto, if any, plus (c) the WFB Discount and all fees, costs or expenses associated with the repurchase or collection of such Purchased Account and the Related Rights with respect thereto.

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2.63       “Senior Foreign Political Figure” means any “senior foreign political figure” as defined in (a) Section 312 of the Patriot Act or (b) 31 CFR 103.17.

2.64       “Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

2.65       “Subordinated Seller Indebtedness” means all obligations arising under (a) the Deferred Payment Note dated July 8, 2010 made by Tulsa Inspection Resources – Acquisition Corp. payable to the order of Trent Foley and Foley Family Trust, (b) the Share Purchase Agreement dated July 8, 2010 by and among Trent Foley, Foley Family Trust, Tulsa Inspection Resources – Acquisition Corp. and the Customer, and (c) each and every other debt, liability and obligation of every type and description which the Customer may at the date hereof or at any time hereafter owe to Trent Foley and Foley Family Trust, whether such debt, liability or obligation at the date hereof exists or is hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several or joint and several.

2.66       “Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Customer.

2.67       “Subsidiary Account Purchase Agreement” means the Subsidiary Account Purchase Agreement by and among Customer, Tulsa Inspection Resources - Canada Inc., a Canadian corporation, Foley Inspection Services Inc., an Alberta corporation, Tulsa Inspection Resources Acquisition Corp., an Alberta corporation, WFB and WFCFCC, dated as of the date hereof.

2.68       “Subsidiary Customer” means any Person, other than WFB or WFCFCC, party to the Subsidiary Account Purchase Agreement.

2.69       “Taxes” shall have the meaning set forth in Section 11.20(a).

2.70       “Term Loan Agent” means Triangle Mezzanine Fund, LLLP, a North Carolina limited liability limited partnership.

2.71       “Term Loan Indebtedness” means all obligations arising under (a) the Loan Agreement dated as of March 12, 2009 by and among the Customer, Regent TIR Partners, LLC, the Term Loan Lenders, and the Term Loan Agent, as amended or Refinanced to the extent permitted by the Intercreditor Agreement (b) the Loan Agreement dated as of July 8, 2010 by and among the Customer, Regent TIR Partners, LLC, the Term Loan Lenders and the Term Loan Agent, as amended or Refinanced to the extent permitted by the Intercreditor Agreement, and (c) each and every other debt, liability and obligation of every type and description which the Customer may at the date hereof or at any time hereafter owe to the Term Loan Lenders or the Term Loan Agent, whether such debt, liability or obligation at the date hereof exists or is hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several or joint and several.

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2.72       “Term Loan Lenders” means the Term Loan Agent, Fidus Mezzanine Capital, L.P., Salem Halifax Capital Partners, Limited Partnership, SPP Mezzanine Funding II Holdings, LLC, SPP Mezzanine Funding II-A, L.P. and the other banks and financial institutions from time to time party to the Term Loan Indebtedness.

2.73       “Termination Date” means the earliest of (a) February 28, 2015, (b) the date the Customer terminates this Agreement pursuant to Section 3.12, (c) the date on which an Event of Termination described in Section 9.01(d) occurs, or (d) during the continuation of an Event of Termination, the date on which WFB exercises its right to cease purchasing Accounts.

2.74       “Termination Fee” shall have the meaning set forth in Section 3.08(d).

2.75       “Unacceptable Account” means any Account which is not acceptable in WFB’s sole discretion including the following:

(a)         Accounts unpaid 120 days or more after the invoice date;

(b)         Accounts owed by any unit of government, whether foreign or domestic (provided, however, that Unacceptable Accounts shall not include that portion of Accounts owed by such units of government for which the Customer has provided evidence satisfactory to WFB that (i) WFB has a first priority perfected security interest in such Accounts and (ii) such Accounts may be enforced by WFB directly against such unit of government under all Applicable Laws);

(c)         Accounts not payable in United States Dollars;

(d)         Accounts which are not an “account”, or “payment intangible” within the meaning of Article 9 of the Uniform Commercial Code of all applicable jurisdictions;

(e)         Accounts which (i) do not arise under a contract which is in full force and effect, (ii) do not constitute the legal, valid and binding obligation of the related Account Debtor enforceable against such Account Debtor in accordance with its terms, (iii) are subject to counterclaim, defense or other Lien (other than Permitted Liens), or (iv) are an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code;

(f)          Accounts which arise under a contract which (i) does not contain an obligation to pay a specified sum of money or is subject to contingencies, (ii) requires the Account Debtor under such contract to consent to the sale, transfer or assignment of the rights to payment under such contract, (iii) limits or restricts the sale, transfer or assignment (whether absolutely or by way of security) of such contract, or (iv) contains a confidentiality provision that purports to restrict WFB’s exercise of rights under this Agreement, including the right to review such contract;

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(g)         Accounts which, in whole or in part, contravene any Applicable Law (including those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), which contravention would reasonably be expected to have a Material Adverse Effect;

(h)         Accounts owed by an Account Debtor located outside the United States or Canada;

(i)          Accounts owed by an Account Debtor that has ceased doing business, is insolvent or is the subject of an Insolvency Proceeding;

(j)          Accounts owed by an owner, shareholder, Subsidiary, Affiliate, officer or employee of the Customer;

(k)         Accounts not beneficially and legally owned by the Customer immediately prior to purchase by WFB;

(l)          Accounts which represent indebtedness of an Account Debtor that constitutes an illegal, invalid or unenforceable obligation of such Account Debtor to pay the amount thereof on the maturity date stated therein;

(m)        Accounts which, upon purchase by WFB, are (i) not subject to a duly perfected, first priority Lien in WFB’s favor or (ii) subject to any Lien in favor of any Person other than WFB, including any payment or performance bond;

(n)         Accounts the sale, transfer or assignment (whether absolutely or by way of security) of which is limited or restricted by the terms of the contract evidencing or relating to such Accounts (unless such limitation or restriction has been complied with and WFB is satisfied in its sole discretion that the sale, transfer or assignment of such Accounts hereunder is valid and effective);

(o)         Accounts that have been restructured, extended, amended or modified unless all such changes to such Accounts have been disclosed to WFB prior to the sale thereof;

(p)         Accounts that have been invoiced, paid or partially paid in advance of the full delivery and acceptance of goods or the performance and acceptance of services or in advance of the submission of such Accounts to WFB;

(q)         Accounts which (i) do not satisfy in all material respects all applicable requirements of the Credit and Collection Policy or (ii) were not generated in the ordinary course of the Customer’s business;

(r)         Accounts as to which not all of the related invoices have been made available to WFB in a form acceptable to WFB, and which are not included in an Assignment and Schedule of Accounts acceptable to WFB in its sole discretion prior to the proposed purchase of such Accounts;

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(s)         Accounts which are subject to any asserted reduction (including any reduction on account of any offsetting account payable of the related Account Debtor or the Customer to an Account Debtor), cancellation, rebate or refund or any dispute, offset, counterclaim, Lien (other than Permitted Liens) or defense whatsoever (including any unresolved Commercial Dispute); provided that an Account that is subject only in part to any of the foregoing but otherwise qualifies as an Acceptable Account (as determined by WFB in its sole discretion) shall be an Acceptable Account to the extent not subject to reduction, cancellation, refund, dispute, offset, counterclaim, a Lien (other than a Permitted Lien) or other defense;

(t)          Accounts which would cause the Purchase Limit for such Account Debtor to be exceeded;

(u)         Accounts which would cause the aggregate amount of Advances related to Purchased Accounts that have not been collected in full to exceed the Facility Maximum or the Aggregate Facilities’ Maximum;

(v)         That portion of Accounts that constitutes allowances, finance charges, service charges or sale, excise, use, value-added or other tax or impost whatsoever;

(w)        Accounts, or portions thereof, that fail to conform to the representations and warranties contained herein; and

(x)         Accounts, or portions thereof, that are deemed unacceptable by WFB in its sole discretion.

2.76       “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of Colorado; provided, however, to the extent the law of any other state or other jurisdiction applies to the attachment, perfection, priority or enforcement of any Lien granted to WFB in any of the Collateral, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other state or jurisdiction for purposes of the provisions hereof relating to such attachment, perfection, priority or enforcement of a Lien in such Collateral. To the extent this Agreement defines the term “Collateral” by reference to terms used in the Uniform Commercial Code, each of such terms used in the definition of “Collateral” and elsewhere in this Agreement shall have the broadest meaning given to such terms under the Uniform Commercial Code as in effect in any state or other jurisdiction.

2.77       “United States Dollar,” “US$” or “$” means lawful currency of the United States of America.

2.78       “WFB Discount” means a fully earned fee to be paid by the Customer to WFB as set forth herein in an amount equal to the product of (i) the aggregate amount of Advances paid for Purchased Accounts multiplied by (ii) a percentage (as used in this Section, the “Multiplier”) equal to (A) as long as no Event of Termination has occurred and is continuing and subject to Section 11.22, the sum of LIBOR plus four and three quarters of one percent (4.75%) per annum and (B) upon the occurrence and during the continuation of an Event of Termination and subject to Section 11.22, the sum of LIBOR plus seven and three quarters of one percent (7.75%) per annum, or such lesser amount as WFB in its sole discretion may determine. The WFB Discount shall accrue daily, shall be calculated on the basis of a 360-day year for the actual number of days elapsed from the date for which an Advance has been paid for a Purchased Account and the Related Rights with respect thereto through the collection date of such Purchased Account, and shall change whenever LIBOR changes. WFB may increase the Multiplier if WFB’s cost of funds increases for any reason. Such increase shall be effective upon the actual change in the cost of funds to WFB.

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2.79       “WFCFCC” means Wells Fargo Capital Finance Corporation Canada, a wholly-owned subsidiary of Wells Fargo Bank, National Association.

Article 3.
Purchase and Assignment of Accounts

3.01       Purchase and Assignment of Accounts. Pursuant to the terms herein and in consideration for amounts paid to the Customer on the date hereof as well as amounts paid to the Customer during the term hereof, the Customer hereby agrees to sell, transfer and assign to WFB, as absolute owner, and WFB hereby agrees to purchase from the Customer, during the period from the Closing Date to but excluding the Termination Date, as of the date of each delivery of each Assignment and Schedule of Accounts acceptable to WFB in its Permitted Discretion, at WFB’s option and its Permitted Discretion, all of the Customer’s right, title and interest in and to the following:

(a)          Each Acceptable Account generated after November 1, 2011 to, but excluding, the Termination Date, which is offered for sale, transfer and assignment by the Customer pursuant to an Assignment and Schedule of Accounts delivered to WFB by the Customer and accepted by WFB in its Permitted Discretion (collectively, the “Purchased Accounts” and each, a “Purchased Account”);

(b)          All Related Rights with respect to Purchased Accounts; and

(c)          All proceeds of the foregoing in any form.

The foregoing sales, transfers and assignments do not constitute, and are not intended to result in, an assumption by WFB of any liability or obligation of the Customer or any other Person in connection with the Purchased Accounts, the Related Rights with respect thereto or under any agreement or instrument relating thereto.

3.02       Approval.  WFB shall not purchase an Account and the Related Rights with respect thereto unless such Account is first submitted to WFB by the Customer for approval.  WFB is not obligated to buy from the Customer any Account and the Related Rights with respect thereto that WFB does not deem acceptable in its sole discretion.

3.03       Required Forms.  When the Customer offers an Account and the Related Rights with respect thereto to WFB for sale, transfer and assignment, WFB shall receive (a) an Assignment and Schedule of Accounts, in a form satisfactory to WFB in its sole discretion and signed by an authorized representative of the Customer, (b) an original invoice or an electronic equivalent thereof, either of which must be in a form acceptable to WFB in its sole discretion, (c) a copy of the bill of lading if applicable, (d) proof of delivery, if applicable , (e) contract, purchase order, or purchase order number which corresponds with such invoice(s), as appropriate to the business of the Customer, and (f) any other document which WFB may reasonably require.

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3.04       Purchase.  Upon approval and acceptance by WFB of an Account and the Related Rights with respect thereto for the sale, transfer and assignment to WFB of such Account and such Related Rights, WFB shall purchase and the Customer shall sell, transfer and assign to WFB such Account and such Related Rights.

3.05       Purchase Price.  As consideration for the sale, transfer and assignment to WFB of an Account and the Related Rights with respect thereto, WFB shall pay to the Customer the Purchase Price for such Account and such Related Rights on the terms and conditions as stated herein.

3.06       Payment of Purchase Price.  Upon the sale, transfer and assignment of an Account and the Related Rights with respect thereto to WFB, and receipt of all documents and forms described in Section 3.03 and upon fulfillment of all conditions precedent to such sale, transfer and assignment as more fully set forth herein, WFB shall pay the Purchase Price for such Purchased Account and such Related Rights to the Customer as follows, as determined by WFB in its Permitted Discretion:

(a)          (i) WFB shall pay to the Customer, or to any third party at the Customer’s written direction to WFB, the Advance with respect to such Account and such Related Rights or (ii) credit to the Collected Reserve Account the Advance with respect to such Account and such Related Rights.

(b)          After collection by WFB of a Purchased Account (or portion thereof), WFB shall credit the Collected Reserve Account with the amount collected on such Account less (i) the Advance (except to the extent such amount has been deducted in a prior computation pursuant to this Section 3.06(b) with respect to such Purchased Account) and (ii) the WFB Discount.

3.07       Repurchase of Accounts. The Customer shall (a) repurchase any and all Purchased Accounts subject to a Commercial Dispute and any and all Purchased Accounts the payment of which was not (i) remitted directly to the address or the wiring instructions set forth in Section 6.08 or (ii) delivered in kind to WFB within two (2) Business Days following the date of receipt by the Customer, together with the Related Rights with respect thereto, without any express or implied representation, warranty or liability of, or recourse against, WFB, and (b) pay on demand the Repurchase Price for each such Purchased Account and the Related Rights with respect thereto. In any event where repurchase is required under this Agreement, WFB, at its discretion, may charge the Repurchase Price to the Collected Reserve Account which may create a deficit balance in the Collected Reserve Account.

3.08       Fees.

(a)          Facility Fee.  The Customer shall pay to WFB, for itself and on behalf of the Subsidiary Customers, a facility fee (the “Facility Fee”) in the amount of one half of one percent (0.50%) of the Aggregate Facilities’ Maximum upon closing of this Agreement and on each anniversary of the Closing Date. Notwithstanding the foregoing, the Facility Fee will not exceed $100,000 unless the Aggregate Facilities’ Maximum is increased upon the Customer’s request and as agreed by WFB in its sole discretion, whereupon the Facility Fee will be one half of one percent (0.50%) of the new Aggregate Facilities’ Maximum.

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(b)          WFB Discount.  The WFB Discount shall be due and payable in arrears to WFB on the first day of each month and on the Final Termination Date.

(c)          Field Examination Fees. The Customer shall pay WFB fees in connection with any field examinations conducted by or on behalf of WFB at the current rates established from time to time by WFB as its field examination fees (which fees are currently $850 per day per field examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any field examination; provided that, as long as no Event of Termination has occurred and is continuing, the Customer shall pay for no more than three (3) recurring field examinations per year.

(d)          Termination Fee.  Unless WFB and WFCFCC terminate the Facilities when no Event of Termination or Event of Termination (as defined in the Subsidiary Account Purchase Agreement) has occurred and is continuing, the Customer shall pay, for itself and on behalf of each Subsidiary Customer and jointly and severally with each Subsidiary Customer, to WFB on the Final Termination Date a fully earned termination fee (the “Termination Fee”) equal to:  (i) two and one half of one percent (2.50%) of the Aggregate Facilities’ Maximum, if the Final Termination Date occurs on or before the first anniversary of the date hereof; (ii) one and one half of one percent (1.50%) of the Aggregate Facilities’ Maximum, if the Final Termination Date occurs after the first anniversary of the date hereof but on or before the second anniversary of the date hereof; and (iii) one half of one percent (0.50%) of the Aggregate Facilities’ Maximum, if the Final Termination Date occurs after the second anniversary of the date hereof but before February 28, 2015; provided, however, that if the Customer terminates the Facilities as a result, and within ninety (90) days, of (A) the reduction by WFB of the Aggregate Facilities’ Maximum in an aggregate amount greater than $5,000,000, (B) the reduction of the percentage set forth in the definition of “Advance” set forth in Section 2.04 by WFB by more than ten percent (10.00%) for any reason in WFB’s Permitted Discretion other than WFB’s determination, based on collection experience, that such decrease is necessary and warranted, or (C) other than as a result of the occurrence of an Event of Termination, the increase of the “Multiplier” set forth in the definition of “WFB Discount” set forth in Section 2.78 by WFB by more than one percent (1.00%), and no Event of Termination or Event of Termination (as defined in the Subsidiary Account Purchase Agreement) has occurred and is continuing, then the Termination Fee will be equal to zero percent (0.00%) of the Aggregate Facilities’ Maximum.

3.09       Mandatory Payments. Unless WFB shall otherwise consent in a written agreement that sets forth the terms and conditions which WFB in its discretion may deem appropriate, if the aggregate amount of outstanding Advances is at any time greater than the Facility Maximum, the Customer shall pay to WFB, upon demand, the amount necessary to eliminate such excess. Any such payment received by WFB under this Agreement may be applied to the amounts owing to WFB from the Customer, in such order and in such amounts as WFB in its sole discretion may determine from time to time.

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3.10       Collected Reserve Account and Reporting and Statement of Account.

(a)          Any fee, charge or other obligation of the Customer under this Agreement or any Related Document may be charged against the Collected Reserve Account in WFB’s sole discretion.  Provided no Event of Termination has occurred and is continuing, or any event has occurred which with the passage of time or notice would be an Event of Termination, any available balance held in the Collected Reserve Account shall be released weekly to the Customer, or to any third party at the Customer’s written direction to WFB. Upon the occurrence and during the continuation of an Event of Termination, or the continuation of an event which with the passage of time or notice would become an Event of Termination, WFB may hold any balance in the Collected Reserve Account as Collateral for any obligations of the Customer to WFB and WFB may charge any such obligations against the Collected Reserve Account in its sole discretion.

(b)          On a weekly basis, or as otherwise determined by WFB at its sole discretion, WFB shall prepare, and make available to the Customer through WFB’s Commercial Electronic Office® (“CEO®”) portal or other secure electronic channel, an accounting of the purchases, collections, and amounts credited to or charged against the Collected Reserve Account during that week or other period.  Should such a statement of account indicate a deficit balance, such balance shall be due and payable and the Customer shall immediately pay to WFB the amount of such deficit plus accrued interest on such deficit balance.  Interest shall accrue on any deficit balance at the annual rate of 18%, calculated on a daily basis, not to exceed the applicable legal limit, until such deficit is paid in full.

3.11       Notification.  Upon the occurrence and during the continuation of an Event of Termination, WFB may notify any or all Account Debtors of the sale, transfer and assignment of Accounts hereunder and instruct each Account Debtor owing a Purchased Account to make payments directly to WFB.

3.12       Termination of Facilities by the Customer and the Subsidiary Customers. The Customer and the Subsidiary Customers may terminate the Facilities at any time if the Customer (a) gives WFB and WFCFCC at least 30 days advance written notice prior to the proposed Termination Date of the Facilities and (b) the Customer and the Subsidiary Customers pay WFB the applicable Termination Fee in accordance with the provisions of Section 3.08(d). On such Termination Date, (x) all amounts due hereunder shall be immediately due and payable and (y) the Customer shall repurchase all outstanding Purchased Accounts and the Related Rights with respect thereto, whether or not any such Account is subject to a Commercial Dispute, without any express or implied representation, warranty or liability of, or recourse against, WFB, and immediately pay the Repurchase Price for such Purchased Accounts and the Related Rights with respect thereto.

3.13       Sole Property. Once WFB has purchased an Account, any and all payments from whatever source as to such Purchased Account and the Related Rights with respect thereto are the sole property of WFB.

3.14       Miscellaneous Payments. Should WFB receive a duplicate payment on a Purchased Account or other payment which is not identified, WFB shall carry these sums as open items in its accounting and shall return any duplicate payment to the payor or apply such unidentified payment pursuant to the terms hereof upon proper identification and documentation.

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3.15       Misdirected Payments.  With respect to misdirected payments, whenever any payment on any Purchased Account or the Related Rights with respect thereto comes into the Customer’s possession, the Customer shall hold such payment in trust and safekeeping, as the property of WFB, and immediately turn over to WFB such payment in the same form (and properly endorsed) as it was received by the Customer. The Customer shall pay a misdirected payment fee in the amount of 15% of the amount of any payment on account of a Purchased Account which has been received by the Customer and not delivered in kind or in immediately available funds to WFB within two (2) Business Days following the date of receipt by the Customer.

3.16       Repayment of Account Debtor. In the event WFB is required to repay any Account Debtor for a payment received by WFB on an Account or Related Right, the amount of the repayment by WFB shall be an obligation of the Customer to WFB whether or not this Agreement has been terminated. In the event the Customer receives a payment from WFB to which the Customer has no rights, repayment of the funds to WFB is an obligation of the Customer to WFB whether or not this Agreement has been terminated. In either event, if the obligation is not paid upon five (5) days notice of the obligation to pay from WFB to the Customer, WFB may file a financing statement in connection with the security interest granted herein (if necessary) or otherwise perfect its interest in the Collateral and exercise any and all rights it has under this Agreement, any Related Document or otherwise to collect the amounts due. The obligations of the Customer under this Section 3.16 shall survive the termination of this Agreement and the discharge of the other obligations of the Customer hereunder.

3.17       Hold Harmless. The Customer shall hold WFB and each of its Participants, parent entities, Subsidiaries, affiliated entities, successor entities, and all present and future officers, directors, employees, attorneys and agents of the foregoing, harmless against any Account Debtor ill will arising from WFB’s collecting or attempting to collect on any Purchased Account and the Related Rights with respect thereto, provided that WFB acts in a commercially reasonable manner.

3.18       Book Entry. The Customer shall, immediately upon sale to WFB of each Account and the Related Rights with respect thereto, make proper entries on its books and records disclosing the absolute sale of such Accounts and such Related Rights to WFB on said books and records.

3.19       Information. In the event WFB provides financial information to the Customer regarding a third party, whether by setting a Purchase Limit, at the request of the Customer or otherwise, the Customer acknowledges and agrees that WFB is not making any representations or warranties or expressing an opinion as to the creditworthiness of any such third party.

3.20       Administrative Terms.

(a)          All accrued and unpaid fees, expenses, default interest, costs and any other amounts due from the Customer shall be due and payable (i) on the date set forth herein or, if no date is set forth herein, upon demand by WFB, and (ii) on the Final Termination Date. Whenever any payment to be made hereunder (other than amounts due under Section 3.10(b)) shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the fees, expenses, interest, costs and any other amounts due hereunder, as the case may be.

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(b)          All amounts to be paid by or deposited hereunder will be paid or deposited not later than 11:00 a.m. (Denver, Colorado time) on the day when due in same day funds. All computations of interest and fees (other than as set forth in Section 2.78) shall be calculated for the actual days elapsed based on a 360 day year.

(c)          All amounts due to WFB hereunder shall be remitted to WFB in United States Dollars.

(d)          The Customer shall pay, as a full recourse obligation, all fees, interest, costs and expenses, including all amounts payable under Section 11.07.

(e)          The Customer shall pay on demand to WFB interest (before and after default and before and after judgment, with interest on overdue interest at the same rate) on all amounts not paid to or deposited when due hereunder at a rate equal to the lesser of (i) LIBOR plus seven and three quarters of one percent (7.75%) per annum calculated daily and (ii) the applicable lawful maximum, if any, in effect from time to time.

(f)           The Customer shall make all payments required to be made by it hereunder without deduction or setoff regardless of any defense or counterclaim.

(g)          The Customer acknowledges that (i) WFB may maintain records of the aggregate amount of outstanding Advances, all Purchased Accounts, all collections of Accounts, and all amounts paid by the Customer to WFB hereunder, including all fees, interest, costs and expenses; (ii) such records shall, absent manifest error, be conclusive evidence thereof and (iii) the failure of WFB to maintain any such records shall not limit or otherwise affect the obligations of the Customer or the rights and remedies of WFB hereunder or under any Related Document. Any such records that appear on WFB’s CEO® portal or which are otherwise provided by WFB shall be conclusive and binding unless the Customer notifies WFB in writing of its intention to dispute the records within 30 days of their appearance on WFB’s CEO® portal or provision of such records to the Customer by WFB.

Article 4.
Conditions Precedent

4.01       Conditions Precedent to Initial Purchase. Prior to the initial purchase hereunder, the Customer shall deliver to WFB, unless waived by it, the following items and documents, each in form and substance satisfactory to WFB:

(a)          this Agreement executed by the Customer;

(b)          (i) a certificate of an officer of the Customer and each Subsidiary of the Customer containing a copy of its articles of incorporation and bylaws, an appropriate resolution of its directors, and the names and true signatures of the officers authorized to sign this Agreement and the Related Documents to which it is a party on its behalf, and (ii) a certificate of an officer of the Customer containing the names and true signatures of the officers authorized to sign all reports and other submissions under this Agreement and the Related Documents on its behalf, on which certificates by the Customer WFB shall be entitled to conclusively rely until such time as WFB receives from the Customer a replacement certificate meeting the requirements of this Section 4.01(b)(i) or (ii), as the case may be;

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(c)          a certificate of status, good standing or compliance in respect of the Customer issued by its jurisdiction of incorporation and a certificate of status, good standing or compliance in respect of the Customer issued by the appropriate authorities in each jurisdiction in which the Customer is required to be registered in order to conduct its business;

(d)          favorable legal opinions of counsel to the Customer;

(e)          Certificates of Insurance required under this Agreement, naming WFB as a certificate holder;

(f)           a fully executed copy of each of the following:  Signed Fax Authorization, Automated Signature Form, IRS Form 8821, FMS Form 13, and CEO Online Access Agreement;

(g)          fully executed Guaranties by Randall Lorett and Dan O’Keefe;

(h)          a fully executed intercreditor or subordination agreement by each holder of Subordinated Seller Indebtedness or Term Loan Indebtedness in favor of WFB and WFCFCC;

(i)           fully executed payoff letters from the Customer’s existing senior lenders or factors;

(j)           evidence that immediately after giving effect to (A) the initial purchase hereunder and under the Subsidiary Account Purchase Agreement, (B) the payment of all fees due upon the execution of this Agreement and the Subsidiary Account Purchase Agreement, (C) the satisfaction of all obligations owed to the prior senior lenders or factors of the Customer and each Subsidiary Customer, (D) the payment of all trade payables of the Customer and each Subsidiary Customer older than 30 days from invoice date, (E) the payment of all book overdrafts and closing costs of the Customer and each Subsidiary Customer, (F) the net amount of accrued payroll and accrued payroll taxes of the Customer and each Subsidiary Customer less unbilled Accounts (as defined herein and in the Subsidiary Account Purchase Agreement) and (G) the payment or reimbursement by the Customer and each Subsidiary Customer to WFB and WFCFCC for all closing costs and expenses incurred in connection with the transactions contemplated by this Agreement and the other Related Documents and the Subsidiary Account Purchase Agreement and the other Related Documents (as defined in the Subsidiary Account Purchase Agreement), the Customer and each Subsidiary Customer could have sold collectively additional Accounts (as defined herein and in the Subsidiary Account Purchase Agreement) in compliance with the terms hereof and the Subsidiary Account Purchase Agreement with an aggregate face amount of at least $112,000;

(k)          fully executed copies of all discharges and releases, if any, necessary to discharge or release all Liens and other rights or interests of any Person in the Purchased Accounts, the Related Rights with respect thereto or the Collateral previously granted by the Customer, together with file stamped copies of the relevant UCC-3 financing statements;

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(l)           current searches of appropriate filing offices showing that (i) no Liens have been filed and remain in effect against the Customer except Permitted Liens or Liens held by Persons who have agreed in writing that upon receipt of proceeds of the initial purchase, they will satisfy, release or terminate such Liens in a manner satisfactory to WFB, and (ii) WFB has duly filed all financing statements necessary to perfect its Lien on the Purchased Accounts, the Related Rights with respect thereto and the Collateral to the extent it is capable of being perfected by filing, and such other similar instruments or documents as may be necessary and, in WFB’s reasonable discretion, advisable under any applicable statute to perfect, record or protect WFB’s interest in the Purchased Accounts, the Related Rights with respect thereto or the Collateral;

(m)         evidence that Stuart Family Fund, LLC, Triangle Mezzanine Fund, LLLP, Fidus Mezzanine Capital, L.P., Salem Halifax Capital Partners, Limited Partnership and Rod Reynolds, all current shareholders of the Customer, have made a cash equity infusion into the Customer of at least $2,000,000 in the aggregate, which infusion will occur simultaneously with the execution of this Agreement, but prior to the initial purchase hereunder;

(n)          payment of all fees due under the terms of this Agreement through the date of the initial purchase and payment of all expenses incurred by WFB and through such date and that are required to be paid by the Customer under this Agreement;

(o)          evidence that all conditions precedent to the consummation of the Subsidiary Account Purchase Agreement have been satisfied or waived by WFCFCC; and

(p)          such other approvals, opinions or documents as WFB in its sole discretion may require.

4.02       Conditions Precedent to Each Purchase. Each purchase of an Account and the Related Rights with respect thereto shall be subject to the conditions precedent that, on the date of such purchase before and after giving effect to such purchase, (a) the Customer has delivered to WFB an Assignment and Schedule of Accounts acceptable to WFB in its Permitted Discretion which includes the Accounts to be purchased, (b) the representations and warranties of the Customer hereunder are correct on and as of the date of such purchase as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date and (c) no event has occurred and is continuing, or would result from such purchase, which constitutes an Event of Termination or would constitute an Event of Termination but for the requirement that notice be given or time elapse or both.

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Article 5.
The Customer’s Representations and Warranties

The Customer hereby represents and warrants to WFB, at all times unless such representation or warranty specifically relates to an earlier date, as follows:

5.01       Existence and Trade Names. The Customer is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to carry on business in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect, and the Customer’s trade name(s), all of which are disclosed on the Customer’s application provided to WFB, have been properly filed and published as required by Applicable Law.

5.02       Corporate Power and Authority. The Customer has all requisite corporate power and authority to execute and deliver, and to perform all of its obligations under, this Agreement and all of the Related Documents to which it is a party.

5.03       Corporate Action. The Customer has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and all of the Related Documents to which it is a party.

5.04       Authorization. The execution, delivery and performance by the Customer of this Agreement and all of the Related Documents to which it is a party have been duly authorized and do not require the consent or approval of the Customer’s shareholders.

5.05       Binding Effect. This Agreement and all of the Related Documents to which it is a party have been duly executed and delivered by the Customer and constitute the legally binding obligation of the Customer enforceable against it in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting creditors’ rights generally and equitable principles of general application (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.06       No Contravention; No Consent Required. The Customer’s execution and delivery of this Agreement or any Related Document to which it is a party and compliance with their respective terms and conditions will not (a) result in a violation of the Customer’s articles of incorporation or bylaws or any resolutions passed by the Customer’s directors or shareholders; (b) result in a violation of any Applicable Law; (c) result in a breach of, or constitute a default under, any loan agreement, indenture, trust deed or any other agreement or instrument to which the Customer is a party or by which it is bound which could reasonably be expected to have a Material Adverse Effect; (d) require any approval or consent of, or any notice to or filing with, any Governmental Authority having jurisdiction except such as has already been obtained, or (e) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the properties at the date hereof owned or subsequently acquired by the Customer.

5.07       Chief Executive Office. The Customer’s chief executive office is at the location(s) set out under the Customer’s name on the signature pages to this Agreement. All other places of business have been disclosed on the application provided to WFB.

5.08       Solvency of the Customer. The Customer is solvent and is not subject to any Insolvency Proceeding.

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5.09       Taxes. The Customer has made and shall continue to make timely payment and remittance to applicable Governmental Authorities of all taxes and other amounts required to be paid and remitted by the Customer pursuant to Applicable Law, except (a) for such taxes as may be contested by the Customer in good faith by appropriate proceeding and for which appropriate reserves have been established as determined by WFB in its sole discretion and (b) for taxes the non-payment of which would not materially adversely affect the interest of WFB in the Purchased Accounts, the Related Rights with respect thereto or the Collateral or the collectibility and enforceability of the Purchased Accounts, the Related Rights with respect thereto or the Collateral or WFB’s rights thereunder.

5.10       Good Title; No Liens. The Customer is, at the time of purchase of each Account and the Related Rights with respect thereto by WFB, the lawful owner of and has good and undisputed title to such Account and the Related Rights with respect thereto. At the time of purchase, each Account and the Related Rights with respect thereto are free from any Liens or other restrictions. Each Account offered for sale, transfer and assignment to WFB is an Acceptable Account and conforms to the representations, warranties and terms set forth herein, and no Account offered for sale, transfer and assignment to WFB is an Unacceptable Account as set forth in subsections (a) through (w) of the definition of “Unacceptable Account” in Section 2.75.  The Customer has not transferred, pledged or granted a Lien (other than a Permitted Lien) on the Collateral to any Person.

5.11       Solvency of Account Debtors. To the best of the Customer’s information and knowledge, each Account Debtor’s business is solvent at the time of this Agreement and at the time each Account owed by such Account Debtor and the Related Rights with respect thereto are presented to WFB for purchase and are sold, transferred and assigned by the Customer to WFB.

5.12       Accounts Undisputed; Transferable. Each Account offered for sale, transfer and assignment to WFB (a) is an accurate and undisputed statement of indebtedness owed by the applicable Account Debtor to the Customer for the face amount thereof (as stated in the related invoice delivered by the Customer to WFB pursuant to Section 3.03) which is due and payable in 30 days or less, or within such term as is agreed to in writing by WFB and the Customer, (b) represents a legal, valid and binding obligation of such Account Debtor to the Customer, enforceable against such Account Debtor in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting creditors’ rights generally and equitable principles of general application (regardless of whether enforcement is sought in a proceeding at law or in equity), and (c) is for a bona fide sale, delivery and acceptance of merchandise or performance of services which have been received and finally accepted by such Account Debtor. The Customer has all rights to sell, transfer and assign such Accounts and the Related Rights with respect thereto to WFB and such Accounts and the Related Rights with respect thereto are payable by the applicable Account Debtor without offset, deduction, defense or counterclaim.

5.13       No Ownership; Control of Account Debtors. The Customer does not own, control or exercise dominion over, in any way whatsoever, any Account Debtor or the business of any Account Debtor for whom Accounts are to be, or have been, sold, transferred and assigned by the Customer to WFB.

5.14       Accuracy of Information. All of the Records and all other records, statements, books or other written information shown to WFB by the Customer at any time, either before or after the date hereof, are true and accurate in all material respects.

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5.15       No Actions; Suits. There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency at the date hereof pending, or to the knowledge of the Customer, threatened against or affecting the Customer, which if adversely determined, would have a Material Adverse Effect or would adversely affect the collectibility or enforceability of any Purchased Account or the Related Rights with respect thereto.

5.16       Material Adverse Effect.  Since the date of the Customer’s most recent audited consolidated financial statements, there has been no Material Adverse Effect. As of the Closing Date, there has been no material adverse change to the financial condition of any Subsidiary since the date of such Subsidiary’s most recent audited consolidated financial statements.

Article 6.
The Customer’s Covenants

The Customer agrees as follows:

6.01       Compliance with Governing Documents; Laws. The Customer will comply in all material respects with its articles of incorporation and bylaws and all Applicable Laws with respect to it, its properties, and all Purchased Accounts and the Related Rights with respect thereto, and will preserve and maintain its existence, rights, franchises, qualifications, and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing in each jurisdiction where the failure to be so qualified could result in a Material Adverse Effect, and will comply with the Bank Secrecy Act (United States of America), the Anti-terrorism Act (Canada) if applicable to the Customer, the Proceeds of Crime (Money Laundering) Act (Canada) if applicable to the Customer, and all other applicable anti-money laundering legislation.

6.02       Accounts Free from Defenses, etc. The Customer will ensure that none of the Accounts presented for purchase, the Purchased Accounts or the Related Rights with respect thereto is subject to any defense, withholding, setoff, counterclaim, deduction, discount or any dispute with respect to underlying goods or services, and that each such Account and the Related Rights with respect thereto are free of any claim by the applicable Account Debtor.

6.03       Compliance with Account Debtor Agreements. The Customer will, at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the agreements with the Account Debtors owing Purchased Accounts and under all other agreements related to any Purchased Accounts or Related Rights with respect thereto, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Purchased Account. WFB’s exercise of any rights hereunder shall not relieve the Customer from such obligations. The Customer will not make any change in the character of its business that could (a) result in a Material Adverse Effect or (b) result in a Purchased Account becoming an Unacceptable Account. The Customer will not amend or otherwise modify the Credit and Collection Policy without WFB’s prior written consent.

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6.04       Ensure Payment of Purchased Accounts; Defend WFB Title. The Customer will (a) take all steps reasonably requested by WFB to (i) ensure payment of all Purchased Accounts and the Related Rights with respect thereto by the applicable Account Debtors and (ii) defend the title of WFB to each Purchased Account and the Related Rights with respect thereto and the proceeds thereof against the claims of all other Persons and (b) consult with WFB with respect to any actions taken pursuant to clause (a) hereof.

6.05       Delivery of Instruments, etc. Upon request by WFB after the occurrence and during the continuation of an Event of Termination, the Customer will promptly deliver to WFB in pledge all instruments, documents and chattel paper constituting First Priority Collateral or otherwise evidencing any Purchased Account or the Related Rights with respect thereto, duly endorsed or assigned by the Customer.

6.06       Payment Instructions. The Customer will not issue any payment instructions to any Account Debtor owing a Purchased Account other than in accordance with the terms of this Agreement and the Related Documents. The Customer will not alter any electronic or other instruction, code or password which could result in payment from an Account Debtor owing a Purchased Account being made to any Person other than WFB.

6.07       Reporting Requirements. The Customer will provide to WFB each of the following, each in form and substance acceptable to WFB:

(a)          as soon as available and in any event within 30 days after the end of each month, year-to-date unaudited financial statements of the Customer and its Subsidiaries including a statement of monthly income and a balance sheet of the Customer and its Subsidiaries, certified by an authorized officer of the Customer and its Subsidiaries, as applicable;

(b)          as soon as available and in any event within 120 days after the Customer’s fiscal year end, the Customer’s and each Subsidiary’s audited consolidated financial statements prepared by Grant Thornton LLP or another independent certified public accountant acceptable to WFB, which shall include the Customer’s and each Subsidiary’s balance sheet, income statement, and statement of retained earnings, prepared on a consolidated and consolidating basis to include the Customer’s Affiliates. The annual audited consolidated financial statements shall be accompanied by copies of all management letters prepared by the Customer’s accountants;

(c)          as soon as available and in any event within 30 days after the end of each month, a detailed accounts receivable aging and a detailed accounts payable aging, each as of the last day of such month;

(d)          monthly, or more frequently as determined by WFB in its sole discretion, the Customer will furnish to WFB satisfactory proof of payment and all documentation to support compliance with all federal, state and local tax requirements and any other related information requested by WFB;

(e)          no later than 30 days prior to the end of each fiscal year of the Customer, the Customer’s projected income statement, balance sheet, statement of retained earnings, and statement of cash flows for each month of the next fiscal year, each certified as accurate by an authorized officer of the Customer and accompanied by a statement of assumptions and supporting schedules and information;

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(f)           promptly upon discovery, written notice of any commercial tort claims brought by the Customer against any Person with respect to a Purchased Account, any Related Rights with respect thereto or any Collateral, including the name and address of each defendant, a summary of the facts, an estimate of the Customer’s damages, copies of any complaint or demand letter submitted by the Customer, and such other information as WFB may request; and

(g)          such other information, documents, records or reports in respect of the Purchased Accounts, the Related Rights with respect thereto, the Collateral or the condition or operations, financial or otherwise, of the Customer or any of its Subsidiaries as WFB may from time to time reasonably request.

6.08       Notation on Invoices. Upon the occurrence and during the continuation of an Event of Termination, upon WFB’s request, the Customer shall immediately make a notation on each original invoice (or the electronic equivalent of an invoice) or other such documentation accepted by WFB for each Purchased Account which indicates that such Account has been sold, transferred and assigned to WFB. Such notation shall read as follows or as otherwise agreed to by WFB in writing:

This invoice has been sold, transferred and assigned to

and is payable to:

Wells Fargo Business Credit

Dept. 1494

Denver, Colorado 80291-1494

For information call 303/964-7400

Wire Instructions:

Wells Fargo Bank, N.A.

San Francisco, CA

ABA# 121000248

Beneficiary: Wells Fargo Business Credit

Acct# 6355033300

In addition, upon the occurrence and during the continuation of an Event of Termination, upon WFB’s request, the Customer shall immediately make a notation, in form and substance acceptable to WFB in its sole discretion, on any other form of documentation accepted by WFB for each Purchased Account and the Related Rights with respect thereto which indicates that such Purchased Account and Related Rights have been sold, transferred and assigned to WFB.

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6.09       Directions to Account Debtors.  On or prior to the date hereof, the Customer shall have given written directions to each Account Debtor owing an Account to remit all amounts due in respect of any Account to the address and the wiring instructions set forth in Section 6.08. All items deposited in the deposit account set forth in Section 6.08 shall be subject to final payment.  If any such item is returned uncollected, the Customer agrees to pay WFB on demand the amount of that item.  The Customer agrees to take any action reasonably requested by WFB to facilitate the foregoing.

6.10       Unpaid Accounts and Credit Problems.  Any Purchased Account which is unpaid for 120 days or more after the invoice date shall be deemed to be unpaid due to a Commercial Dispute. The Customer shall be obligated to pay on demand the Repurchase Price to WFB for each Purchased Account subject to a Commercial Dispute pursuant to Section 3.07.

6.11       No Sale or Assignment. For the duration of this Agreement and for any period thereafter as long as any obligation to repurchase or any indebtedness whatsoever remains owing by the Customer to WFB, the Customer will not sell, transfer or assign Accounts or any Related Rights with respect thereto to any Person other than WFB; provided, however that if WFB determines that it will not purchase any Accounts or any Related Rights with respect thereto from a particular Account Debtor, WFB will consent to the sale, transfer or assignment of Accounts and any Related Rights with respect thereto of such Account Debtor to a third Person (and will release its Lien on the Accounts of such Account Debtor and any Related Rights with respect thereto), subject to execution and delivery of an intercreditor agreement with such third Person that is in form and substance satisfactory to WFB in its Permitted Discretion.

6.12       Permitted Liens.  The Customer shall not create, incur or suffer to exist any Lien upon any of its property, whether at the date hereof owned or later acquired, as security for any indebtedness, with the exception of the following (each a “Permitted Lien”; collectively, “Permitted Liens”): (a) in the case of real property, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the Customer’s business or operations as presently conducted; (b) Liens in existence on the date of this Agreement that are described in Exhibit C; (c) Liens granted to WFB or WFCFCC; (d) any other Liens created by this Agreement or any Related Document; (d) Liens securing the Term Loan Indebtedness, provided that such Liens are subject to, and in accordance with, the terms and conditions of the Intercreditor Agreement; and (f) any other Lien approved by WFB in writing which approval may be withheld in WFB’s discretion.

6.13       No Modification of Invoices. Without the prior written consent of WFB, the Customer will not change or modify the terms of the original invoice or agreement with any Account Debtor owing a Purchased Account or the order of payment on Accounts sold to WFB.

6.14       Material Disputes. The Customer will promptly (but in any event within three (3) Business Days of obtaining knowledge thereof) notify WFB of (a) any material dispute between the Customer and an Account Debtor in which $50,000 or more is in dispute, (b) the return or returns by an Account Debtor or its Affiliates to the Customer of any product with a fair market value of $50,000 or more in the aggregate at any one time or (c) any material claim, loss or offset of any kind against the Customer or WFB in excess of $50,000 asserted by an Account Debtor owing a Purchased Account.

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6.15       Insurance. The Customer will maintain such insurance covering the Customer’s business or the property of the Account Debtors owing any Purchased Account as is customary and adequate for businesses similar to the business of the Customer in an amount as is sufficient to compensate for reasonably foreseeable loss, and promptly pay all premiums with respect to the policies covering such insurance. Further, the Customer will have WFB named as lender loss payee for such property insurance and as additional insured for such liability insurance on or before the date hereof.

6.16       Chief Executive Office; Location of Books and Records. The Customer will notify WFB in writing prior to any change in the location of any of its places of business if the Customer has or intends to acquire any additional place of business. The Customer will not change its chief executive office or the office or offices where the Customer’s books and records concerning Purchased Accounts, the Related Rights with respect thereto or Collateral are kept without 30 days’ prior written notice to WFB. The Customer will not remove any Collateral from the jurisdictions in which the Collateral is located on the date of this Agreement without the prior written consent of WFB.

6.17       Notification of Changes; Additional Trade Names; Dissolution. The Customer will notify WFB in writing at least 30 days prior to any (a) proposed change of the Customer’s legal name, jurisdiction of incorporation, identity, legal entity, or corporate structure, (b) business dissolution, or (c) use of any additional trade name. The Customer will notify WFB in writing within five (5) Business Days after any Person becomes the direct or indirect owner of 25% or more of the equity interests in the Customer.

6.18       Notification of Legal Proceedings.  No later than three (3) days after discovery, the Customer will notify WFB in writing of (a) any litigation or other proceeding before any court or governmental agency which seeks a monetary recovery against the Customer in excess of $50,000 or (b) any Insolvency Proceeding against the Customer. The Customer will notify WFB in advance of the filing of any Insolvency Proceeding by the Customer.

6.19       USA PATRIOT Act. To the extent applicable, the Customer is in compliance, in all material respects, with (a) the Trading with the Enemy Act of 1917 and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act. No part of the proceeds of the Purchase Price paid hereunder will be used by the Customer or any Affiliate of the Customer, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

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Article 7.
Security Interest

7.01       Security Interest/Collateral. It is the express intent of the parties hereto that the transfers of the Purchased Accounts and the Related Rights with respect thereto by the Customer to WFB, as contemplated by this Agreement be, and be treated as, true sales (without recourse except as provided herein) of all of the Customer’s right, title and interest in the Purchased Accounts and the Related Rights with respect thereto, and not as loans secured by the Purchased Accounts and the Related Rights with respect thereto. If, however, notwithstanding the intent of the parties, such transactions are determined to be loans, the Customer hereby pledges, assigns and grants to WFB a first priority Lien on, and security interest in, all of its right, title and interest in and to the Purchased Accounts, the Related Rights with respect thereto and the proceeds of the Purchased Accounts and the Related Rights with respect thereto in any form, as security for the payment and performance of any and all obligations, indebtedness and liabilities whatsoever of the Customer to WFB. As further inducement for WFB to enter into this Agreement, the Customer hereby pledges, assigns and grants to WFB a Lien on, and security interest in, all of its right, title and interest in and to the Collateral as security for the payment and performance of any and all obligations, indebtedness and liabilities whatsoever of the Customer to WFB which Lien on, and security interest in, the First Priority Collateral shall be a first priority perfected Lien and security interest. Following request by WFB, the Customer shall grant WFB a Lien and security interest in all Collateral consisting of commercial tort claims that it may have against any Person.

7.02       Security Documents. The Customer authorizes WFB, at the Customer’s expense, to file financing statements describing the Purchased Accounts, the Related Rights with respect thereto and the Collateral to perfect WFB’s Lien on, and security interest in, the Purchased Accounts, the Related Rights with respect thereto and the Collateral, and WFB may describe the Collateral as “all personal property” or “all assets” or describe specific items of Collateral including commercial tort claims, as WFB may consider necessary or useful to perfect WFB’s Lien in the Purchased Accounts, the Related Rights with respect thereto and the Collateral. The Customer further authorizes WFB to file other filings including amendments (other than amendments adding collateral) as WFB deems appropriate. All financing statements filed before the date of this Agreement to perfect WFB’s Lien on, and security interest in, the Collateral were authorized by the Customer and are hereby re-authorized. Following the Final Termination Date, WFB will, at the Customer’s expense and within the time periods required under Applicable Law, release or terminate any and all filings or other agreements that perfect its Liens in the Purchased Accounts, the Related Rights with respect thereto and the Collateral.

Article 8.
Operational Provisions

8.01       Power of Attorney. In order to carry out this Agreement, the Customer irrevocably appoints WFB and any Person designated by WFB (which appointment is coupled with an interest) as its agent and special attorney in fact with right of substitution, with power to:

(a)          in order to evidence or protect WFB’s interest in the Purchased Accounts, the Related Rights with respect thereto and the Collateral, execute and file, in the Customer’s name and on the Customer’s behalf, such recording, financing or similar statements (including any amendments, renewals and continuation statements) under Applicable Laws in such jurisdictions where it may be necessary to validate, perfect or protect WFB’s interest in any of the Purchased Accounts, the Related Rights with respect thereto and the Collateral;

(b)          strike through the Customer’s remittance information on all invoices delivered to Account Debtors owing a Account and note WFB’s remittance information on all invoices;

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(c)          receive, open, read and thereafter forward to the Customer as appropriate all mail addressed to the Customer (including any trade name of the Customer) sent to WFB’s address; provided that any payments received shall be processed in accordance with this Agreement;

(d)          process any payments received directly by WFB on an Account or any Related Rights with respect thereto either by delivery to the address set forth in Section 6.08 or by wire pursuant to the wiring instructions set forth in Section 6.08, or by direct collection and subsequent crediting of the Collected Reserve Account, and individually deliver any other payment for the benefit of the Customer directly to the Customer in the form received in accordance with this Agreement;

(e)          upon the occurrence and during the continuation of an Event of Termination, with or without notice to the Customer, in WFB’s name or in the Customer’s name, (a) demand, sue for, file any claims or take any action or institute any proceedings for, collect, give releases for or receive any money or property at any time payable or receivable on account of or securing, any Purchased Account or any Related Rights with respect thereto, or (b) grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any Account Debtor or other obligor owing a Purchased Account or the Related Rights with respect thereto;

(f)           endorse the name of the Customer or the Customer’s trade names on any checks or other evidences of payment that may come into the possession of WFB with respect to any Account or any Related Right with respect thereto, or on any other instruments or documents relating to any of the Accounts, the Related Rights with respect thereto or the Collateral;

(g)          compromise, prosecute, or defend any action, claim or proceeding as to any Purchased Account, any Related Right with respect thereto or, upon the occurrence and during the continuation of an Event of Termination, any Collateral;

(h)          after the occurrence and continuance of an Event of Termination, offer a trade discount to any Account Debtor owing a Purchased Account exclusive of the Customer’s normal business custom with such Account Debtor;

(i)           upon the occurrence and during the continuation of an Event of Termination, initiate electronic debit or credit entries through the ACH system to or from any deposit account maintained by the Customer in which proceeds of any Purchased Account, any Related Rights or any Collateral are deposited;

(j)           sign the Customer’s name on any notice of assignment or on any notices to Account Debtors;

(k)          upon the occurrence and during the continuation of an Event of Termination, take any other actions WFB deems necessary or advisable to collect, endorse, negotiate or otherwise realize on the Purchased Accounts, the Related Rights with respect thereto, the Collateral or any part thereof, any negotiable instrument, or other right of any kind, held or owned by the Customer and sold, transferred, assigned or delivered to or received by WFB as payment on account or otherwise in respect of any of the Purchased Accounts, the Related Rights with respect thereto or the Collateral;

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(l)           after the occurrence and continuance of an Event of Termination, take any and all actions required (as determined by WFB in its sole discretion) to carry out the purposes of this Agreement or any Related Document; and

(m)         upon the occurrence and during the continuation of an Event of Termination, take any and all actions required (as determined by WFB in its sole discretion) to enforce or exercise WFB’s rights and remedies hereunder or under any Related Document.

The authority granted to WFB under this Section 8.01 shall remain in full force and effect until the Final Termination Date. WFB’s performance of such actions shall be taken or not taken in its sole discretion and shall not relieve the Customer from any obligation or cure any default under this Agreement or any Related Document. The powers of attorney described in this Section 8.01 are coupled with an interest and are irrevocable, shall survive the Customer’s dissolution and shall not be affected by the Customer’s insolvency or bankruptcy in any manner.

8.02       Certifications.  The Secretary or Assistant Secretary of the Customer shall certify to WFB the names and signatures of the persons who, on the date hereof, are duly elected, qualified and acting as the officers or agents referred to in the resolutions adopted by the Customer with respect to this Agreement, and the Secretary or Assistant Secretary shall from time to time hereafter, upon a change in the facts so certified, certify to WFB the names and signatures of the persons then authorized to sign or to act within three (3) Business Days after any such change.  WFB shall be fully protected in relying on such certificates and on the obligation of the Secretary or Assistant Secretary of the Customer to certify to WFB any change in any facts so certified.  At all times, there shall be at least two (2) officers or agents authorized to sign or to act under this Agreement and the Related Documents on behalf of the Customer, and the Customer shall have delivered to WFB certificates containing the names and true signatures of each such agent and officer, on which certificates WFB shall be entitled to conclusively rely. The Customer shall pay all amounts due to WFB hereunder, even if the Person requesting the sale, transfer or assignment of an Account and the Related Rights with respect thereto, or submitting a report or other information to WFB on behalf of the Customer, lacked authorization.

8.03       License. The Customer hereby grants to WFB a non exclusive, worldwide and royalty free license to use or otherwise exploit all intellectual property rights of the Customer (whether owned or licensed and including all technical processes) for the purpose of collecting or disposing of the Purchased Accounts and selling, leasing or otherwise disposing of any or all Related Rights with respect to any Purchased Account and any Collateral during the existence of an Event of Termination.

8.04       Reports. In the event the Customer requests information from WFB regarding the Customer’s account hereunder, such requests shall be subject to the schedule of fees provided by WFB which schedule may be adjusted by WFB from time to time in its discretion.

8.05       Account Verification. WFB or its agent may verify the validity, amount or any other matter relating to any Purchased Account, any Related Right with respect thereto or other Collateral by mail, facsimile transmission or otherwise (a) at any time and from time to time in the name of a nominee of WFB and (b) at any time and from time to time upon the occurrence and during the continuation of an Event of Termination in WFB’s name. WFB or its agent may, at any time and from time to time, send in the name of a nominee of WFB, or require the Customer to send, requests for verification of Purchased Accounts (including amounts owed to the Customer). Upon the occurrence and during the continuation of an Event of Termination, WFB or its agent may send, at any time and from time to time, requests in WFB’s name for verification of Purchased Accounts (including amounts owed by the Customer) or notices of assignment to Account Debtors and other obligors owing any Purchased Account.

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8.06       Books and Records; Collateral Examination; Inspection; Premises. The Customer shall hold the Records which constitute First Priority Collateral in trust for WFB and keep complete and accurate books and records with respect to the Purchased Accounts, the Related Rights with respect thereto and the Collateral and the Customer’s business and financial condition and any other matters that WFB may request, in accordance with generally accepted accounting principles in the United States of America in effect from time to time. The Customer shall permit any employee, attorney, accountant or other agent of WFB to examine and inspect the Related Rights with respect to any Purchased Account and the Collateral and any property of the Customer related to the Purchased Accounts, the Related Rights with respect thereto or the Collateral and to audit, review, make extracts from and copy any of its books and records (including Records) (a) at any time during ordinary business hours as long as no Event of Termination has occurred and is continuing and (b) at any time during the continuation of an Event of Termination, and to discuss the Customer’s affairs with any of its directors, managers, officers, employees, owners or agents. The Customer authorizes all accountants and other Persons acting as its agent to disclose and deliver to WFB’s employees, accountants, attorneys and other Persons acting as its agent, at the Customer’s expense, all financial information, books and records (including Records), work papers, management reports and other information in their possession regarding the Customer. If WFB occupies or uses the premises of the Customer hereunder, WFB shall not be obligated to pay or account for any rent or other compensation for such occupancy or use; provided, however, that if WFB does pay or account for any rent or other compensation for such occupancy or use, the Customer shall reimburse WFB on demand for the full amount thereof.

8.07       Duty of Care and Related Matters. WFB’s duty of care with respect to any Purchased Accounts, Related Rights with respect thereto or Collateral in its possession (as imposed by law) will be deemed fulfilled if it exercises reasonable care in physically keeping such Purchased Accounts, Related Rights, or Collateral or in the case of such Related Rights and Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or third Person, and WFB need not otherwise preserve, protect, insure or care for such Purchased Accounts, Related Rights or Collateral. WFB shall not be obligated to preserve rights the Customer may have against prior parties, to liquidate the Purchased Accounts, the Related Rights with respect thereto or the Collateral at all or in any particular manner or order or apply the proceeds of the Purchased Accounts, the Related Rights with respect thereto and the Collateral in any particular order of application. WFB has no obligation to clean up or prepare any Related Rights or Collateral for sale. The Customer waives any right it may have to require WFB to pursue any third Person for any amounts payable to WFB by the Customer.

8.08       Labeling of Records. The Customer shall label its records in a manner reasonably acceptable to give proper notice of the sale, transfer and assignment of the Purchased Accounts and Related Rights with respect thereto to WFB.

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8.09       WFB Settlement of Purchased Accounts.  WFB may settle any Commercial Dispute with any Account Debtor owing a Purchased Account.  Such settlement does not relieve the Customer of any obligation (including any repurchase obligation) under this Agreement.

Article 9.
Events of Termination

9.01       Events of Termination. Any one or more of the following shall be an Event of Termination hereunder (each, an “Event of Termination”):

(a)          The Customer shall fail to pay any indebtedness to WFB when due or repurchase any Purchased Account, together with the Related Rights with respect thereto, when required hereunder.

(b)          The Customer shall (i) breach any term, provision, promise or covenant under this Agreement (other than those referred to in Section 9.01(b)(ii)), any Related Document or under any other agreements or contracts between the Customer and WFB or by the Customer in favor of WFB, or (ii) default in the performance or observance of any agreement, covenant, condition, provision or term contained in Sections 6.01, 6.07, 6.14 or 6.15 of this Agreement, which failure continues for a period of five (5) Business Days.

(c)          Any representation, warranty, certification or statement made, or deemed made by the Customer in, or pursuant to, this Agreement, any Related Document or any other agreements or contracts between the Customer and WFB or by the Customer in favor of WFB proves to have been incorrect or misleading in any material respect when made or deemed made.

(d)          The Customer shall become insolvent or unable to pay debts as they mature; the Customer shall make a general assignment for the benefit of creditors or voluntarily commence any Insolvency Proceeding affecting the Customer; or any involuntary Insolvency Proceeding shall be filed against the Customer.

(e)          The Customer shall create, incur or suffer to exist any Lien upon the Collateral (other than a Permitted Lien) or any levies, attachment, executions, or similar process shall be issued against the Collateral.

(f)           Any document or other information submitted by the Customer to WFB for the purchase of an Account is fraudulent, false or materially misleading, mistaken, incorrect or erroneous, or the Customer fails to submit any document or other information required by WFB under this Agreement for the purchase of an Account.

(g)          Any Account Debtor shall assert a claim, defense or offset of any kind against the Customer or WFB which may have a material adverse impact on payment of any Purchased Account or on any Related Rights with respect thereto and the Customer shall have failed, within two (2) Business Days after such assertion, to  (i) repurchase such Purchased Accounts, together with the Related Rights with respect thereto, without any express or implied representation, warranty or liability of, or recourse against, WFB, and (ii) pay the Repurchase Price for each such Purchased Account and the Related Rights with respect thereto.

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(h)          A Change of Control shall occur.

(i)           An Event of Termination (as defined in the Subsidiary Account Purchase Agreement) shall occur and be continuing under the Subsidiary Account Purchase Agreement.

(j)           Any Guarantor is in default under its Guaranty or any agreement, instrument or document related thereto or any Guarantor withdraws, disaffirms or revokes its Guaranty or any agreement, instrument or document related thereto.

(k)          (i) The Customer, directly or indirectly, disaffirms or contests in writing the validity or enforceability of this Agreement or any Related Document or (ii) this Agreement or any Related Document fails to be the enforceable obligation of the Customer.

(l)           One or more judgments or decrees shall be entered against the Customer involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to the entry thereof) equal to or in excess of $50,000.

(m)         The Customer shall engage in any act prohibited by any subordination or intercreditor agreement executed by a creditor of the Customer in favor of WFB, or make any payment on any indebtedness subordinated by any such subordination or intercreditor agreement that the subordinated creditor party thereto was not contractually entitled to receive.

(n)          An event of default, a termination event (however defined) or a breach occurs under any agreement, instrument or document evidencing or related to the Subordinated Seller Indebtedness or the Term Loan Indebtedness and continues beyond any applicable cure or grace periods provided thereunder.

(o)          (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Customer or any Subsidiary, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA (other than a standard termination pursuant to Section 4041(b) of ERISA), (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA (other than a standard termination pursuant to Section 4041(b) of ERISA), (v) any of the Customer or any Subsidiary shall, or is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vi) the occurrence or expected occurrence of any event or condition which results or is reasonably likely to result in any of the Customer’s or any Subsidiary’s becoming responsible for any liability in respect of a Former Plan (other than a standard termination pursuant to Section 4041(b) of ERISA), or (vii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in liability which would have a Material Adverse Effect.

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Article 10.
Remedies

10.01     Remedies. Upon the occurrence and during the continuation of an Event of Termination, WFB may do any one or more of the following:

(a)          Accelerate and declare immediately due and payable, and charge back, all indebtedness of the Customer to WFB, whether mature, contingent or otherwise, whereupon all such amounts shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Customer hereby expressly waives;

(b)          Require the Customer to repurchase any and all Purchased Accounts, including the Related Rights with respect thereto, whether disputed or undisputed, without any express or implied representation, warranty or liability of, or recourse against, WFB, and to pay on demand the Repurchase Price for such Purchased Accounts, including such Related Rights, as provided herein, and, in the event the Repurchase Price is not paid in full on demand, WFB or its designee may continue to collect each such Purchased Account and the Related Rights with respect thereto and charge a reasonable fee in connection with such collection activities in addition to any other fees or charges provided for herein;

(c)          Cease purchasing Accounts under this Agreement;

(d)          Take possession of any Related Rights with respect to Purchased Accounts or any Collateral, with or without judicial process;

(e)          Settle any Purchased Account for less than face value and settle any disputed Purchased Account directly with the Account Debtor and for any amount, without relieving the Customer of its obligations with respect to such Purchased Account under this Agreement, grant extensions and compromise claims, in each case without prior notice to, or consent of, the Customer;

(f)           in WFB’s name or in the Customer’s name, as the Customer’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of the Customer’s mail to any address designated by WFB, otherwise intercept the Customer’s mail, and receive, open and dispose of the Customer’s mail, applying all proceeds of Purchased Accounts, Related Rights with respect thereto and Collateral as permitted under this Agreement and holding all other mail for the Customer’s account or forwarding such mail to the Customer’s last known address;

(g)          at the expense of the Customer, notify, or cause the Customer to notify, any Account Debtor or other Person obligated to pay an Account that such right to payment has been sold, transferred or assigned to WFB and instruct, or cause the Customer to instruct, any Account Debtor or other Person to (i) make and remit payments due under any Account and any Related Rights with respect thereto directly to WFB at the address or wiring instructions set forth in Section 6.08 or (ii) deliver payments due under any Account and any Related Rights with respect thereto to WFB by wire transfer, ACH, or other means as WFB may direct, in each case for deposit to the Collected Reserve Account or for direct application to the amounts due and owing to WFB;

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(h)          Require the Customer to assemble the Related Rights with respect to Purchased Accounts and the Collateral and make them available to WFB at a place designated by WFB;

(i)           Enter and take non-exclusive possession of the Customer’s premises, take possession of the Related Rights with respect to Purchased Accounts and Collateral, and use such premises (at no cost to WFB) only to hold, process, sell, use, store, collect, liquidate, realize upon or otherwise dispose of items that are Purchased Accounts, Related Rights with respect thereto or Collateral and for other purposes that WFB may in good faith deem to be related or incidental purposes;

(j)           Use, solely in connection with any assembly, disposition or collection of the Purchased Accounts, the Related Rights with respect thereto or the Collateral, any trademark, trade name, trade style, copyright, patent right or technical process used or utilized by the Customer in generating such Purchased Accounts or with respect to such Related Rights or Collateral;

(k)          Initiate electronic credit or debit entries through the ACH system to and from any deposit account maintained by the Customer wherever located;

(l)           Collect from the Customer all amounts due and owing to WFB in connection with this Agreement or any Related Document;

(m)         Hold the Customer liable for any deficiency for any amounts due and owing to WFB;

(n)          Terminate the Customer’s access to WFB’s CEO® portal or any other secure electronic channel or cease making reports or accountings to the Customer as otherwise required by this Agreement or any Related Document;

(o)          Exercise and enforce any and all rights and remedies available upon default to a secured party under the Uniform Commercial Code, including the right to take possession of the Purchased Accounts, the Related Rights with respect thereto and the Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Customer hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Purchased Accounts, Related Rights with respect thereto and Collateral (with or without giving any warranties as to the Purchased Accounts, Related Rights with respect thereto or Collateral, title to the Purchased Accounts, Related Rights with respect thereto or Collateral or similar warranties);

(p)          Require the Customer to hold all proceeds of any Purchased Account, any Related Rights with respect thereto or any Collateral separate and apart from its general funds in a segregated trust account for the benefit of WFB, to invest all such proceeds so held as directed by WFB and to remit such amounts so held together with any interest thereon as directed by WFB;

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(q)          Without regard to any waste, adequacy of the security or solvency of the Customer, for any reason apply for the ex parte appointment of a receiver of the Collateral, to which appointment the Customer hereby consents, whether or not foreclosure proceedings have been commenced and whether or not a foreclosure sale has occurred, without necessity of posting a bond or other form of security (which the Customer hereby waives);

(r)           Exercise any other rights and remedies available to the Customer with respect to the Purchased Accounts, the Related Rights with respect thereto or the Collateral; or

(s)          Exercise any other rights and remedies available to it by law, at equity or otherwise.

Notwithstanding the foregoing, upon the occurrence of an Event of Termination described in Section 9.01(d), all amounts payable by the Customer to WFB shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind.

10.02     Sale of Collateral. During the continuation of an Event of Termination, if WFB sells any of the Collateral on credit, the amounts payable to WFB hereunder will be reduced only to the extent of payments actually received. If the purchaser fails to pay for any Collateral, WFB may resell such Collateral and shall apply any proceeds actually received to the amounts payable by the Customer to WFB.

10.03     Certain Notices. During the continuation of an Event of Termination, if notice to the Customer of any intended disposition of Purchased Accounts, Related Rights with respect thereto or Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 11.18) at least ten (10) calendar days before the date of intended disposition or other action.

Article 11.
Miscellaneous Provisions

11.01     Binding on Future Parties. This Agreement inures to the benefit of and is binding upon the successors and assigns of the parties hereto; provided, however, that the Customer shall not assign its rights hereunder or any interest herein without WFB’s prior written consent which may be withheld in its sole discretion.

11.02     Participations. WFB may sell to one or more Persons (each a “Participant”) participating interests in the interests of WFB hereunder. WFB shall remain solely responsible for performing its obligations hereunder, and the Customer shall continue to deal solely and directly with WFB in connection with WFB’s rights and obligations hereunder. Each Participant shall be entitled to the benefits of Section 11.07 and shall have the right of setoff through its participation in amounts owing hereunder to the same extent as if it were WFB.

11.03     Cumulative Rights. No failure or delay by WFB in exercising any right, power or remedy under this Agreement, any Related Document or any Related Right shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under this Agreement, any Related Document or any Related Right. The remedies provided herein are cumulative and not exclusive of any remedies provided by law or in equity.

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11.04     Setoff. WFB may, at any time and from time to time, in its sole discretion and without demand or notice to anyone, setoff any liability owed to the Customer by WFB against any amounts payable to WFB by the Customer, whether or not due.

11.05     Waiver. WFB may not waive its rights and remedies unless the waiver is in writing and signed by WFB. A waiver by WFB of a right or remedy under this Agreement on one occasion is not a waiver of such right or remedy on any subsequent occasion.

11.06     Failure to Perform. If the Customer fails to perform any of its agreements or obligations hereunder or under any Related Document or any Related Right, WFB may (but will not be required to) itself perform, or cause to be performed, such agreement or obligation.

11.07     Indemnity.

(a)          In addition to the payment of expenses pursuant to Section 11.19, the Customer shall indemnify, defend and hold harmless WFB, and any of its Participants, parent entities, Subsidiaries, affiliated entities (including WFCFCC), successor entities, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any and all liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) arising out of or otherwise relating to this Agreement, any Related Document, the transactions contemplated hereby and thereby, any Purchased Account, any Related Rights, any Collateral, any action taken or omitted by any of the Indemnitees, any actions to be performed by the Customer hereunder or otherwise, or in connection with any of the foregoing, any investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, the purchase of Accounts, the use or intended use of the proceeds of the payments made to the Customer, or any of the following (collectively, “Indemnified Liabilities”):

(i)          any representation or warranty made or deemed to be made by the Customer (or any of the Customer’s officers) in or in connection with this Agreement or any Related Document, which was incorrect in any material respect when made or deemed made or delivered;

(ii)         the failure of the Customer to perform or observe any of its covenants, duties or obligations hereunder or under any of the Related Documents;

(iii)        the failure by the Customer to comply with any Applicable Law with respect to any Purchased Account or Related Rights with respect thereto, including any applicable bulk sales legislation, or the nonconformity thereof with any Applicable Law;

(iv)        the return or transfer by WFB or WFCFCC to the Customer of any payments received by WFB or WFCFCC pursuant hereto to which WFB or WFCFCC is entitled pursuant to the terms of this Agreement;

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(v)        any loss of a perfected Lien or ownership interest (or in the priority of such Lien or ownership interest) as a result of any commingling by the Customer of funds to which WFB or WFCFCC is entitled hereunder with any other funds;

(vi)       any dilution, claims, disputes, damages, offsets, penalties, losses or defenses arising from any Purchased Account or Related Rights with respect thereto or any claims, disputes, offsets or defenses in connection with any merchandise or services which are the subject of such Related Rights, including any product liability claim or personal injury or property damage suit (provided, however, that nothing contained in this subsection shall limit the liability of the Customer or limit the recourse of WFB to the Customer for any amounts otherwise specifically provided to be paid by the Customer hereunder);

(vii)      any failure of (a) any agreement with an Account Debtor to contain an enforceable right of assignment and an express right to make information of such Account Debtor available to the Customer’s assignees and their agents; and (b) the Customer to bring such rights to the attention of the related Account Debtor in compliance with Applicable Law; and

(viii)     any claims, demands, expenses, loss or damage resulting from or growing out of honoring or relying on the signature or other authority (whether or not properly used) of any officer or person whose name and signature was certified pursuant to Section 8.02, or refusing to honor any signature or authority not so certified.

Notwithstanding the foregoing, the Customer shall not be obligated to indemnify any Indemnitee for (A) any Indemnified Liability caused directly by the gross negligence or willful misconduct of such Indemnitee or (B) any overall net income taxes imposed on such Indemnitee by the jurisdiction under the law of which such Indemnitee is organized or otherwise considered doing business or any political subdivision thereof.

(b)          If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Customer and counsel, designated by the Customer and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Customer’s cost and expense. Each Indemnitee will use commercially reasonable efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Customer shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under Applicable Law.

(c)          The obligations of the Customer under this Section 11.07 shall survive the termination of this Agreement and the discharge of the other obligations of the Customer hereunder.

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11.08     Increased Cost and Reduced Return. After the date of this Agreement, if the adoption of any Applicable Law or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by WFB with any request or directive (whether or not having the force of law) of any such Governmental Authority (a) subjects WFB to any charge or withholding on or in connection with this Agreement or any Related Document or any Purchased Account, any Related Rights with respect thereto or any Collateral, (b) changes the basis of taxation of payments to WFB in respect of any amounts payable under this Agreement or any Related Document (except for changes in the rate of tax on the overall net income before tax of WFB), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by WFB, (d) has the effect of reducing the rate of return on WFB’s capital to a level below that which WFB could have achieved but for such adoption, change or compliance (taking into consideration WFB’s policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to WFB of its purchasing, maintaining or funding any interest acquired under this Agreement or any Related Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, WFB under this Agreement or any related transaction document or (z) to require any payment calculated by reference to the amounts received by it hereunder, then, upon demand by WFB, the Customer shall pay to WFB (with respect to amounts owed to it) such additional amounts as will compensate WFB for such increased cost or reduction.

11.09     Choice of Law. THE VALIDITY OF THIS AGREEMENT, AND THE CONSTRUCTION, INTERPRETATION AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO AS WELL AS ALL CLAIMS, CONTROVERSIES OR DISPUTES ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE DETERMINED UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO.

11.10     Invalid Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

11.11     Entire Agreement. This Agreement, including all Exhibits hereto, together with the Related Documents, or any other document or agreement described in or related to this Agreement or any Related Document, comprises the complete and integrated agreement of the parties on the subject matter of this Agreement and supersedes all prior agreements, written or oral, on the subject matter. All Exhibits hereto are incorporated into this Agreement and made a part hereof.

11.12     Amendment. Except as otherwise provided herein, any amendment, addendum or modification hereto must be signed by both parties.

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11.13     Further Documents. The Customer, at its expense, will from time to time execute, deliver, endorse and authorize the filing of any instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements that WFB or WFCFCC may reasonably request in order to secure, protect, perfect or enforce WFB’s or WFCFCC’s rights under this Agreement, any Related Document, any Related Right or any other document or agreement described in or related to this Agreement or its Lien in the Purchased Accounts, Related Rights with respect thereto and Collateral (but any failure to request or assure that the Customer executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of this Agreement, any Related Document, any Related Right or any other document or agreement described in or related to this Agreement or WFB’s or WFCFCC’s Lien in the Purchased Accounts, Related Rights with respect thereto and Collateral, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

11.14     Retention of Records. WFB shall have no obligation to maintain electronic records or retain any documents, schedules, invoices, agings, or other Records delivered to WFB by the Customer in connection with this Agreement or the Related Documents or any other document or agreement described in or related to this Agreement for more than 30 days after receipt by WFB.

11.15     Effective. This Agreement shall become effective when it is executed and delivered by an authorized officer of each party hereto. This Agreement and any Related Document may be executed in counterparts and each counterpart shall constitute one and the same original. Manually executed counterparts of the signature pages of this Agreement, any of its Exhibits and any Related Document may be delivered by the parties electronically so long as transmitted pages are reproducible on paper medium upon receipt. Each party hereto is duly authorized to print any executed signature page so received and attach it to this Agreement, a relevant Exhibit or a relevant Related Document, as applicable, whereupon this Agreement, such Exhibit or such Related Document shall be deemed to have been duly executed and delivered by the transmitting party and the paper copy of this Agreement, such Exhibit or such Related Document assembled by the recipient with such signature page attached shall be deemed an original for all purposes, absent manifest error or bad faith.

11.16     Data Transmission. WFB assumes no responsibility for privacy or security risks as a result of the method of data transmission selected by the Customer. WFB only assumes responsibility for data transmitted from the Customer once the data is received within WFB’s internal network. WFB assumes no responsibility for privacy or security data transmitted from WFB to the Customer once the data is dispensed from WFB’s internal network.

11.17     Information. Without limiting WFB’s right to share information regarding the Customer and its Affiliates with WFB’s agents, accountants, lawyers and other advisors, the Customer agrees that Wells Fargo & Co., and all direct and indirect Subsidiaries of Wells Fargo & Co., and all Persons WFB deems appropriate, may, among themselves, exchange, discuss or otherwise utilize any and all information they may have in their possession regarding the Customer and its Affiliates, and the Customer waives any right of confidentiality it may have with respect to such exchange of such information.

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11.18     Notices Hereunder. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under this Agreement and the Related Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation for which a receipt is available, (d) transmitted by telecopy, or (e) sent as electronic mail (but if such notice, request or other communication is sent as electronic email by the Customer, it shall also be sent simultaneously by a method set forth in clauses (a) through (d) above), in each case delivered or sent to the party to whom notice is being given to the business address, telecopier number, or e-mail address set forth below next to its signature or, as to each party, at such other business address, telecopier number, or e-mail address as it may hereafter designate in writing to the other party pursuant to the terms of this Section 11.18. All such notices, requests, demands and other communications shall be deemed to be an authenticated record communicated or given on (w) the date received if personally delivered, (x) five (5) days after the date deposited in the mail if delivered by mail, (y) the first Business Day after the date delivered to the courier if delivered by overnight courier, or (z) the date of transmission if sent by confirmed telecopy or e-mail. All notices, financial information, or other business records sent by any party to this Agreement may be transmitted, sent, or otherwise communicated via such medium as the sending party may deem appropriate and commercially reasonable; provided, however, that the risk that the confidentiality or privacy of such notices, financial information, or other business records sent by any party may be compromised shall be borne exclusively by the Customer.

11.19     Costs and Expenses. Except as is prohibited by law, the Customer agrees to pay on demand all costs and expenses, including reasonable attorneys’ fees (including in-house counsel), incurred by WFB in connection with this Agreement, any Related Document, any Related Right and the transactions contemplated hereby and thereby, including all such costs, expenses and fees incurred in connection with the negotiation, due diligence, preparation, execution, amendment, modification, administration, performance, collection and enforcement of this Agreement, the Related Documents, the Related Rights, all obligations of the Customer hereunder and thereunder and the creation, perfection, protection, satisfaction, foreclosure or enforcement of any Lien or security interest granted hereunder and the collection of any Purchased Account, any Related Right, any Collateral or any obligation owed by the Customer to WFB.

11.20     Taxes.

(a)          Except as otherwise provided in this Section 11.20, any and all payments made by the Customer hereunder shall be made free and clear and without withholdings or deductions for or on account of any present or future U.S., Canadian, foreign, federal, provincial, state, municipal, local or other taxes of any kind or nature whatsoever, including any capital, income, sales, excise, value-added, business, property, stamp, documentary, customs, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (excluding taxes that are imposed on WFB’s overall net income by any taxing authority) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities of any kind or nature whatsoever and interest, penalties and additions to tax in respect thereof being hereinafter referred to as “Taxes”).  If any such withholdings or deductions are so required, (i) the sum payable hereunder shall be increased as may be necessary so that after all required deductions are taken into account (including any required with respect to payments made pursuant to this Section 11.20(a)), WFB shall receive an amount equal to the sum it would have received had no such deduction been made, (ii) the Customer shall make such deductions and (iii) the Customer shall pay the full amount deducted to the appropriate authority before penalties attach thereto or interest accrues thereon.  If the Customer pays any such Taxes, it shall deliver official tax receipts evidencing that payment or certified copies thereof to WFB on or before the 30th day after payment.

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(b)          In addition, the Customer shall pay any present or future U.S., Canadian, foreign, federal, provincial, state, municipal, local or other taxes of any kind or nature whatsoever, including any capital, income, sales, excise, value-added, business, property, stamp, documentary, customs, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (excluding taxes that are imposed on WFB’s overall net income by any taxing authority) that arise from any payment made hereunder, under any Related Document or from any proceeds of any Purchased Account or Related Right with respect thereto or any withholding or deduction by an Account Debtor (hereinafter referred to as “Other Taxes”).

(c)          Except as otherwise provided in this Section 11.20, the Customer shall indemnify WFB for and hold it harmless against the full amount of the Taxes and Other Taxes paid by WFB on account of any transaction contemplated by this Agreement or any Related Document or the purchase of the Purchased Accounts and the Related Rights with respect thereto.

11.21     Limitation.  In no event shall WFB be liable to the Customer for any consequential, incidental, special, punitive, or indirect loss or damage arising out of or related to any provision of this Agreement or any Related Document, including loss of profits or revenue, loss of opportunity or use, or like items of loss or damage except as specifically provided herein regardless of the legal basis for any such claim and the Customer hereby releases WFB therefrom.

11.22     Prohibited Rate. In no event shall any interest or fee to be paid hereunder exceed the maximum rate permitted by Applicable Law. In the event any such interest rate or fee exceeds such maximum rate, such rate shall be adjusted downward to the highest rate (expressed as a percentage per annum) or fee that the parties could validly have agreed to by contract on the date hereof under Applicable Law. It is further agreed that any excess actually received by WFB shall be credited against any amount owing hereunder.

11.23     Jurisdiction. The parties hereby (a) consent to the personal jurisdiction of the state and federal courts located in the State of Colorado, and any appellate court from which any appeals therefrom are available, in connection with any controversy related to this Agreement or any Related Document; (b) waive any argument that venue in any such forum is not convenient; (c) agree that any litigation initiated by WFB or the Customer in connection with this Agreement or any Related Document may be venued in the state or federal courts located in the City and County of Denver, Colorado; and (d) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.24     Negotiations. The parties agree that this Agreement has been mutually negotiated at arm’s length by both of them with benefit of legal counsel and such other advice as they deemed appropriate and no provision hereof is to be construed more severely against one of the parties than it is to be construed against the other based on the party responsible for the drafting thereof.

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11.25     USA PATRIOT Act Notice. WFB hereby notifies the Customer that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Customer and certain of its Affiliates and agents, which information includes the name and address of each such Person and other information that will allow WFB to identify each such Person in accordance with the Patriot Act. In addition, if WFB is required by Applicable Law or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for each such Person and (b) OFAC/PEP searches and customary individual background checks for each such Person’s senior management and key principals, and the Customer agrees, and agrees to use best efforts to cause each such other Person, to cooperate in respect of the conduct of such searches and further agrees that the reasonable out-of-pocket costs and charges for such searches shall constitute expenses payable by the Customer to WFB under Section 11.19 and be for the account of the Customer.

11.26     Termination. This Agreement shall terminate on the first date following the Termination Date when (a) all amounts due to WFB and WFCFCC under this Agreement and the Related Documents have been paid in full other than indemnification obligations that are contingent as to liability, (b) WFB and WFCFCC have no further obligations hereunder or any Related Document, (c) all obligations of the Customer to WFB and WFCFCC hereunder and under each Related Document and all obligations of each Subsidiary Customer to WFB and WFCFCC under each Related Document, as applicable, have been satisfied other than indemnification obligations that are contingent as to liability, (d) there are no suits, actions, proceedings or claims pending or threatened against any Indemnitee under this Agreement with respect to any Indemnified Liabilities, (e) WFB and WFCFCC have received each of the following, in form and content satisfactory to WFB and WFCFCC, or WFB and WFCFCC have waived receipt thereof:  (i) a release of all claims against WFB and WFCFCC by the Customer and each Subsidiary Customer relating to WFB’s and WFCFCC’s performance and obligations under this Agreement and the Related Documents, and (ii) an agreement by the Customer, each Subsidiary Customer, each other Guarantor and any lender or factor providing funds to the Customer that are used to replace the facility extended hereunder, or to satisfy all outstanding obligations of the Customer under this Agreement, to indemnify WFB and WFCFCC for all amounts WFB is thereafter required to pay Account Debtors that would have resulted in repurchase obligations hereunder and all checks, instruments, or payment orders credited to the Collected Reserve Account which are returned for insufficient funds or have not been processed or for any errors in computation of the amount due to WFB and WFCFCC under this Agreement and the Related Documents or other clerical or computer errors in calculating such amount and (f) the Final Termination Date (as defined in the Subsidiary Account Purchase Agreement) has occurred or will occur on same date as it occurs hereunder (the “Final Termination Date”). The Customer and WFB agree that the conditions set out in this Section 11.26 are for the exclusive benefit of WFB and that any or all such conditions may be waived by WFB in its sole discretion by written notice to such effect.

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11.27     Terms Generally. Defined terms include in the singular number the plural and in the plural number the singular. The use of the singular or the plural number shall be deemed to include the use of the other when the context so requires. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, subsections, Exhibits, Schedules and the like shall be construed to refer to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided and (e) all references herein to Articles, Sections, subsections and the like shall be construed to include therein references to all Sections and subsections thereof unless otherwise expressly provided. Article and Section headings in this Agreement are for reference only and shall not affect the construction of this Agreement. Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.

11.28      Intercreditor Agreement. THIS AGREEMENT IS SUBJECT TO THE TERMS OF AN INTERCREDITOR AGREEMENT BY AND AMONG TRIANGLE MEZZANINE FUND, LLLP, WELLS FARGO BANK, NATIONAL ASSOCIATION, AND CERTAIN OTHER PARTIES, INCLUDING THE HOLDER HEREOF, DATED FEBRUARY 29, 2012 (THE “INTERCREDITOR AGREEMENT”).

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11.29     WAIVER OF JURY TRIAL. EACH OF THE CUSTOMER AND WFB HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, AT LAW OR IN EQUITY, OR IN ANY OTHER PROCEEDING OR COUNTERCLAIM ARISING OUT OF, BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY RELATED DOCUMENT.

TULSA INSPECTION		WELLS FARGO BANK, NATIONAL
RESOURCES, INC.		ASSOCIATION

By:	/s/ Randall Lorett	By:	/s/ R. Lindsay Gordon
Name: Randall Lorett		Name: R. Lindsay Gordon
Its: President and Chief Executive Officer		Its: Authorized Signatory

The Customer and WFB have executed this Agreement through their authorized officers as of the date first set forth above.

Wells Fargo Bank, National Association	WELLS FARGO BANK, NATIONAL
14800 Quorum Drive, Suite 320	ASSOCIATION
T6312-030
Dallas, TX 75254
Telecopier: (972) 386-9914	By:	/s/ R. Lindsay Gordon
Attention: Brooke M. Campbell	Name: R. Lindsay Gordon
Email: Brooke.M.Campbell@wellsfargo.com	Its: Authorized Signatory

Tulsa Inspection Resources, Inc.	TULSA INSPECTION RESOURCES, INC.
4111 S. Darlington Avenue
Suite 1000
Tulsa, OK 74135	By:	/s/ Randall Lorett
Telecopier: (918) 274-1102	Name: Randall Lorett
Attention: Dan O’Keefe, Chief Financial Officer	Its: President and Chief Executive Officer
Email: dokeefe@tulsainspection.com
Federal Employer ID No.: 26-3983947
Organization No.: 1912212462

Signature Page to Account Purchase Agreement

46

Exhibit A

To

Account Purchase Agreement

Form of Assignment and Schedule of Accounts

See attached

A-1

Wells Fargo Bank, N.A. Receivables Funding Group 14800 Quorum Drive, Suite 320 Dallas, TX 75254 (972) 387-6522 (972) 386-9914 fax Brooke.M.Campbell@wellsfargo.com

Assignment and Schedule of Accounts

This is to certify that the parties named below are indebted to the undersigned in the sums set opposite their names, for merchandise sold and delivered, or for work and labor completed and accepted, or service rendered.

Date	Invoice Number	Debtor’s Name	Invoice Amount

Page Total

For additional accounts, use additional Assignment and Schedule of Accounts Forms.

For valuable consideration, receipt of which is hereby acknowledged, the undersigned hereby sells, assigns, sets over and transfers to Wells Fargo Bank, National Association, its successors and assigns, all its rights, title and interest in and to the accounts above named, including all monies due or to become due thereon, all in accordance with and pursuant to that certain Account Purchase Agreement now existing between the parties, including representations, warranties, and agreements of which are made part of this sale and assignment and incorporated herein by reference. You further confirm that the lien upon, and security interest you have granted to us in, all accounts created by or arising from all sales of goods or rendition of services shall continue in full force and effect without any break in continuity thereof.

Date:		Client Name:

Schedule Number:		Client #:

Disbursement:	Wire	By:
Early Wire
	ACH	Title:

Please email your completed form to WFBCIFI@wellsfargo.com or fax your completed form to Wells Fargo Bank, N.A. at (303) 433-2540. Thank you!

A-2

Exhibit B

To

Account Purchase Agreement

Credit and Collection Policy

See attached

B-1

Credit Policy and Procedures

Created by: Dan O’Keefe

Date Created: 11/1/10

Credit Policy – All new customers must be reviewed and approved for Credit by the Division Manager, Chief Financial Officer or Chief Executive Officer and credit limits established for those customers deemed to have limited financial capacity to pay their invoices. Credit should be reviewed on a regular basis as part of Receivables Review and limits should adjusted accordingly.

Credit Procedures

1.	All new business customers must be reviewed and approved before the client can be added.

2.	Initial Credit Review consists of Internet Research, Bank Reference Check (see Exhibit A for example), Vendor Reference Checks and D&B Reports.

3.	All companies that have balances that go beyond normal payment terms of 30 days on a consistent basis will be reviewed through the companies Collection Procedures and have their credit adjusted or removed if it is determined they may not have the ability to pay their debts.

4.	Any customer that has been deemed unworthy of credit will be put on a “Cash Basis” and all invoices will be expected to be paid immediately upon delivery.

B-2

E-Mail TRANSMITTAL

DATE:

To:

E-mail:

RE:

FROM:	Dan O’Keefe
E-mail:	dokeefe@tulsainspection.com
Phone	918-274-1100
Fax:	918-274-1102

TOTAL NUMBER OF PAGES INCLUDING THIS PAGE 3

Our customer, ___________ __ has requested we extend them credit on their account and has included your Company as a Banking Reference on their Credit Application. As part of Tulsa Inspection Resources, Inc.’s credit approval procedures we require customers’ to provide Banking references to confirm their banking information, balances and other current activity. Evaluating these Banking references are a critical step in the credit we grant our customers and can help their ability to generate business with us.

As such, please provide the requested information on the attached Bank Reference Check Form and return it to my attention at your earliest convenience. If you have any questions please feel free to contact me via phone or e-mail.

Thank you,

Dan O’Keefe

Chief Financial Officer

Encl: 1

Bank Reference Check Form

B-3

Bank Reference Check

For:
Contact:

Bank Information
Address
City
State
Zip Code

Contact Name
Phone #

________has requested credit be granted from Tulsa Inspection Resources, Inc. In order to establish credit, we require certain banking information be furnished to us. Please complete the below information and return it via fax to Dan O’Keefe at 918-274-1102 or return via e-mail to Dokeefe@tulsainspection.com.

Number of Checking Accounts
Average Balance in Accts in last month
Initial opening date of 1st bank account

Number of NSF transactions in past year

Current Debt Borrowed
Amount of Debt Past Due

Signature

Printed Name of Signer

B-4

Collection Policy and Procedures

Created by: Michele Deierlein

Date Created: 11/1/10

Collection Policy – All invoices should be followed up on a timely manner to ensure any billing issues are resolved before the invoices become past due.

Collection Procedures

Customers with 3rd Party On-Line AP Systems:

1.	Many customers require the Company to submit invoices electronically through a 3rd Party on-line payables system. Most of these payable systems track payment terms according to the “Submission Date” and not the “Invoice Date”. As such, these customers should be placed at the beginning of the billing priority such that invoices are submitted into the electronic payables system with the earliest possible date (as every day delayed results in a day delay of payment).

2.	These systems track invoice status that can be used to the benefit of the collector as the systems track the invoice status from “Received” to “Approved” to “Paid”. When an invoice is submitted, the customer is typically contacted electronically and asked to approve the invoice.

3.	As such, any invoices not in an approved status within 3 weeks of the Submission Date should be followed up on by contacting the customer directly and asking to approve payment.

4.	Once invoices are moved to an “Approved” status, no further collection work is typically required on these invoices. However, if invoices have not been paid within 30 days of “approved” date, a follow up call will be required.

Electronic or Mail Delivery of Invoices:

1.	Invoices delivered electronically or by mail typically take longer to enter into the customers AP system due to the individual mailing and approval processes of each customer. As such, it is typically difficult to get confirmation of the invoice approval prior to the invoice being 30 days old. Each customer should be analyzed to determine if approval can be made on current invoices before they become past due.

2.	In situations where the invoice approval status on current invoices cannot be determined, customers should always be contacted when their invoices become past due (at least by 45 days old). Due to the additional delay in understanding invoicing problems, it is critical that any invoice older than 45 days is followed up on by the collection department until the invoices are approved and paid.

B-5

3.	All invoices over 45 days should have the follow up collection call information documented:

a.	Who was contacted (Name, Phone Number)

b.	Reason for the Delay

c.	Expected Approval Date

d.	Expected Payment Date

Note/This type of documentation is best done on a copy of the detailed AR aging and therefore, notes on phone calls and communication can be easily carried forward from week to week.

4.	When any reason for the delay could impact current invoices less than 30 days old, the current invoices should be reviewed with the customer to ensure they are fixed and paid under normal payment terms.

Customer Refusal or Inability to Pay and Other Payment Issues

If during the collection process, any customer declines payment or presents an inability to pay due to financial reasons, the Company CEO/President and CFO should be immediately informed and the associated invoice information passed to them for further collection efforts.

Any other issues associated with payments being delayed or not being made on time(i.e. POs not approved but work being performed, invoices approved in the system but not being paid in 30 days, etc.) should be investigated and issues communicated to the CEO/Company President and CFO at the earliest possible time to ensure collection progress is expedited.

B-6

Exhibit C

To

Account Purchase Agreement

Permitted Liens

Creditor	Collateral	Jurisdiction	Filing No.	Filing Date

Triangle Mezzanine Fund LLLP, as Agent	All Accounts, Chattel Paper, Equipment, Deposit Accounts, Instruments, Inventory, General Intangibles, Documents, Investment Property, Proceeds, etc.	Oklahoma	2009002365330	3/12/09

Triangle Mezzanine Fund LLLP, as Agent	All personal property and all proceeds thereof	Oklahoma	201000709020686018	7/9/10

C-1